                        As filed with the Securities and
                      Exchange Commission on May 13, 2004



                                                     Registration No. 333-115250


--------------------------------------------------------------------------------

                United States Securities and Exchange Commission
                             Washington, D.C. 20549


                                  FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CAPITAL GROWTH SYSTEMS, INC.
                 (Name of Small Business Issuer in its Charter)

            Florida                                  7373                                     65-0953505
(State or other jurisdiction of          (Primary Standard Industrial          (I.R.S. Employer Identification Number)
incorporation or organization)            Classification Code Number)

                            1100 East Woodfield Road
                           Schaumburg, Illinois 60173
                                 (630) 872-5800
(Address and Telephone Number of Principal Executive Offices and Principal Place
                            of Business)

                                   Scott Allen
                          Capital Growth Systems, Inc.
                            1100 East Woodfield Road
                           Schaumburg, Illinois 60173
                                 (630) 872-5800
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies To:
                           Mitchell D. Goldsmith, Esq.
                             Mark R. Borrelli, Esq.
                             Brian P. Collins, Esq.
                            Shefsky & Froelich, Ltd.
                      444 North Michigan Avenue, Ste. 2500
                             Chicago, Illinois 60611
                                 (312) 527-4000
                           (312) 527-3194 (Facsimile)

Approximate date of proposed sale to the public: from time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

       Title of each class                  Amount              Proposed maximum            Proposed maximum          Amount of
  of securities to be registered       to be registered     offering price per share    aggregate offering price   registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value (1)   6,831,704 shares               $1.35 (2)               $ 9,222,800.40 (2)          $1,168.52
Common Stock, $.0001 par value (3)   1,301,389 shares (3)           $1.35                   $ 1,756,875.15 (4)          $  222.60
              TOTAL                  8,133,093                                              $10,979,675.55              $1,391.12

(1)      All shares are owned by selling shareholders.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the price at which shares were offered by the registrant in a private offering conducted between December 2003 and April 2004.

(3) We have issued warrants to purchase up to 1,301,389 shares of our common stock, all of which presently have exercise prices of $1.35 per share. We will issue these shares when the warrantholders exercise their warrants. In addition to the shares set forth in the above table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants or options, as such number may be adjusted as a result of stock splits, stock dividends, and similar transactions in accordance with Rule 416 under the Securities Act of 1933. We are registering these shares for sale by certain selling shareholders.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the varying exercise price of our outstanding common stock warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED MAY ___, 2004

                                   PROSPECTUS

                        8,133,093 SHARES OF COMMON STOCK

                          CAPITAL GROWTH SYSTEMS, INC.

         This prospectus relates to the offer and sale of up to 8,133,093 shares of common stock, $0.001 par value of Capital Growth Systems, Inc., all of which may be sold from time to time by the selling shareholders described in this prospectus. Of the shares being offered pursuant to this prospectus, 1,301,389 shares relate to the resale of shares which some of the selling shareholders will receive as a result of the exercise of warrants granted to them by us and the remaining 6,831,704 shares relate to shares presently owned by some of the selling shareholders. We have granted registration rights to the holders of the warrants as well as the holders of the other shares being offered by this prospectus. There is no market for either the warrants or the shares.

         We will receive proceeds of up to $1,756,875.15 from the issuance of shares upon exercise of the warrants, all of which will be added to our working capital. We will not receive any proceeds from the sale of shares by any of the selling shareholders.

         We will pay all expenses of this offering, including the expense of preparing and duplicating this prospectus and the registration statement of which it is a part.

         PLEASE REVIEW "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE YOU PURCHASE ANY OF THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK PRIOR TO ITS ISSUANCE AND USE. THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THIS PROSPECTUS DOES NOT CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE A MATERIAL FACT NECESSARY TO MAKE THE STATEMENTS MADE, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN.

                   The date of this prospectus is May __, 2004

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Business" and "Management's Discussion and Analysis of Financial Condition or Plan of Operation." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

         In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this report in greater detail under the heading "Risk Factors." These forward-looking statements represent our estimates and assumptions only as of the date of this report, and we do not assume any obligation to update any of these statements.

                                     SUMMARY

         This summary may not contain all the information important to your investment decision. You should read the entire prospectus, including the consolidated financial statements and related notes, included elsewhere in this prospectus.

THE COMPANY

         We are a developmental stage company and have had no revenue through December 31, 2003. Since inception, our activities have been limited. Through December 31, 2003, we operated as a nontrading, privately held "shell" company conducting virtually no business operations, other than our efforts to seek a merger partner or acquisition candidate. Throughout this period we had no full time employees and owned no real estate. We were created to effect a merger, exchange of capital stock, asset acquisition or other similar business combination with an operating or development stage business which desired to utilize our status as a reporting company under the Securities Exchange Act of 1934.

         On January 28, 2004, we completed a merger under which we acquired 100% of the ownership of Nexvu Technologies, LLC, a Delaware limited liability company, which we will refer to in this prospectus as "Nexvu." As a result of the merger we serve as the holding company for Nexvu. Nexvu is engaged in the development and sale of application performance management software to large and mid-sized companies for use in connection with their computer network systems. Simultaneous with the closing of the merger we held the initial closing on the sale of common stock pursuant to a private offering. The private offering was completed before the filing of this prospectus and resulted in the issuance of 5,668,204 shares of common stock for $7,652,075 of total consideration. In addition, pursuant to a loan conversion agreement, we issued an additional 577,500 shares of common stock upon the conversion of

$550,000 of outstanding bridge loans to capital, which were funded by existing Nexvu members prior to the merger.

         There is currently no trading market for our common stock. We intend to seek to have our common stock included on the OTC Bulletin Board following the declaration of effectiveness of this registration statement. However, even if our stock is included on the OTC Bulletin Board there is no assurance that a public trading market for our stock will develop.

         We are located at 1100 Woodfield Road, Schaumburg, Illinois 60173 and our telephone number is (630) 872-5800.

THE OFFERING

         All of the Shares being offered for sale by this prospectus will be sold from time to time by the selling shareholders. We will receive proceeds of up to $1,756,875.15 from the issuance of shares upon exercise of the warrants, all of which will be added to our working capital. We will not receive any cash proceeds from the sale of any of the shares by the selling shareholders. The selling shareholders are offering the shares of common stock described above are doing so pursuant to this registration statement under Rule 415 of the Securities Act. The shares of common stock currently held by the selling shareholders may be sold on a continued or delayed basis. The shares will not be sold prior to the effective date of this registration statement.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY THOSE PERSONS WHO ARE ABLE TO AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING OUR BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

         WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE. We have incurred losses since our inception, and cannot assure you that we will achieve profitability. We incurred a net loss from operations of $21,362 in the fiscal year ended May 31, 2003 and $14,929 in the seven-month transition period ended December 31, 2003. Nexvu Technologies, LLC, which is considered our predecessor for accounting purposes, lost $2,637,633 in the year ended December 31, 2003 and $1,126,917 in the year ended December 31, 2002. Our accumulated losses and those of Nexvu Technologies to date were approximately $43,085 and $3,764,550, respectively, as of December 31, 2003. To succeed, we must develop new client and customer relationships and substantially increase our revenues from sales of products and services. We intend to continue to expend substantial resources to develop and improve our products and to market our products and services. These development and marketing expenses often must be incurred well in advance of the recognition of revenue. As a result, we may not be able to achieve or sustain profitability.

         WE PRESENTLY FACE COMPETITION FOR OUR PRODUCTS AND WE EXPECT THAT COMPETITION WILL INCREASE. We believe that the principal bases of competition in the application performance management market are a product's performance, its price and quality, the vendor's name recognition and reputation, and product availability. The rapidly evolving nature of the markets in which we compete may attract new entrants as they perceive opportunities, and our competitors may foresee the course of market developments more accurately than us. In addition, our competitors may develop products that are superior and less expensive than our products or may adapt more quickly than us to new technologies or evolving customer requirements. We expect competition to increase significantly in the future. There can be no assurance that we will be able to compete successfully with our existing competitors or with new competitors in the market for application performance management products. Failure to compete successfully could adversely affect our business, results of operations and financial condition. See "Business -- Competition."

         WE FACE THE RISK OF PRODUCT OBSOLESCENCE IF WE FAIL TO DEVELOP NEW PRODUCTS. We expect that the market for our products will be characterized by rapidly changing technology and new product introductions. Our success will depend, in part, upon our continued ability to provide products with the advanced technological qualities desired by our customers, to enhance and expand our existing product offerings and to develop in a timely manner new products that achieve market acceptance. Any failure or delay in accomplishing these goals could have a material adverse effect on our business, results of operations and financial condition. In addition, current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of our products.

         We believe the application performance management market is undergoing rapid change and that our current product offering provides functionality and pricing superior to many of our competitors. However, competition in this area is very intense, and it is expected that existing and new competitors will seek to replicate much of the functionality of our products. Additionally, there can be no assurances that we will be able to successfully develop the next generation of products necessary to establish a lead on the market or that if we are able to do so, that customer acceptance for these products could continue.

         Given the software intense nature of our business, once a product is developed, competition has the ability to lower its pricing significantly to gain market share, due to the minimal incremental cost to product production. Additionally, certain aspects of the market may be lost to the extent over time "free" software is developed to address this functionality.

         In the high technology business, one of the largest barriers to entry for small and start-up companies is the concern by enterprise customers as to the survivability of the company. Even if we are profitable, we may experience significant resistance from prospective customers due to our relatively small size. This could be exacerbated to the extent we fail to attain break-even profitability quickly.

         DEFECTS IN OUR SOFTWARE COULD REDUCE DEMAND FOR OUR PRODUCTS AND EXPOSE US TO COSTLY LIABILITY THAT WOULD ADVERSELY AFFECT OUR OPERATING RESULTS. The Nexvu Application Performance Management System product we offer is internally complex. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Although we have not experienced any material software defects to date, any errors or defects that may be discovered could result in:

         -        loss of revenue;

         -        product returns or order cancellations;

         -        delay in market acceptance of our products;

         -        diversion of our development resources;

         -        distraction of our management;

         -        damage to our customer relationships and our reputation;

         -        increased service and warranty costs; and

         -        costly litigation defense.

         In addition, our license and service agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license and service agreements may not be effective as a result of existing or future federal, state or local laws, ordinances or judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of our customers' use of many of our products in mission-critical applications. We do not maintain product liability insurance. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition.

         WE FACE UNCERTAINTIES REGARDING OUR PATENTS AND PROTECTING OUR PROPRIETARY TECHNOLOGY. Although we are exploring the possibility of patenting some of our technology, there can be no assurances that we can obtain patent protection or that, if we obtain it, that it will be enforceable or that there are not other ways to effectively gain the benefits of our proprietary technology. We may lack the resources to enforce any patents or other intellectual property rights we may have or a court may subsequently determine that the scope of our intellectual property protection is not as broad as presently envisioned. In any event, proprietary rights litigation can be extremely protracted and expensive and we may lack the resources to enforce our intellectual property.

         There can be no assurance that third parties will not allege infringement by us of their patents and proprietary rights. If infringement is alleged, there is no assurance that we would prevail in any challenge by these parties, or that if a challenge is successful, that we will be able to obtain a license to use such technology on acceptable terms.

         WE FACE A RISK OF POSSIBLE DISRUPTION OF OUR PROPOSED INTERNET-BASED INFORMATION AND OTHER SYSTEMS. Our software-based products are designed to run on Internet-based information systems and could be vulnerable to, among other factors, disruptions caused by system failures, power losses, communication problems or natural disasters. Weaknesses in communications media, such as the Internet, may compromise the security of confidential electronic information exchanged with members. Disruptions of service or security breaches could cause us to suffer losses, reduce customer satisfaction in our services or otherwise have a material adverse effect on our business, results of operations or financial condition.

         WE MAY FACE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS. We may experience significant fluctuations in future quarterly operating results from a number of factors, including:

         - the timing and nature of expansion efforts in both new and existing markets;

         - the introduction of new products or services and the market response to those introductions;

         - the timing and nature of sales transactions for interactive marketing and other products and services;

         -        relationships with retailers;

         -        seasonal trends;

         -        changes in pricing policies or service offerings;

         - changes in the level of marketing and other operating expenses to support future growth;

         -        competitive factors; and

         -        general economic conditions.

Consequently, quarterly revenue and operating results may fluctuate significantly, and we believe that period-to-period comparisons of results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Furthermore, due to the above factors, among others, it is likely that our future quarterly operating results from time to time may not meet the expectations of research analysts or investors.

         WE MUST BE ABLE TO CONTINUE TO MANAGE SUCCESSFULLY OUR GROWTH. Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational, technical and financial resources. We expect operating expenses and staffing levels to increase substantially in the future as we expand. We have added sales, marketing, financial and technical personnel over the past six months, who have made significant progress with customers, but who also increase our costs for salaries, travel expenses and option grants. To manage our growth, we must expand our operational and technical capabilities, increase, train and manage our employee base and manage multiple relationships with various retailers and other third parties. There can be no assurance that we will be able to manage our expanding operations effectively. If we fail to implement effective management and operating systems, add resources on a cost-effective basis or effectively manage our expansion, this could have a material adverse effect on our business, results of operations or financial condition.

         WE MAY NEED ADDITIONAL CAPITAL. We may need to obtain additional financing over time, the amount and timing of which will depend on a number of factors including the pace of expansion of our markets and customer base, services offered and development efforts and the cash flow generated by our operations. We cannot predict the extent to which we will require additional financing, and cannot assure you that additional financing will be available on favorable terms or at all times. The rights of the holders of any debt or equity we may issue in the future could be senior to the rights of shareholders, and any future issuance of equity could result in the dilution of our owners' proportionate equity interests in us.

         WE ARE DEPENDENT UPON KEY MEMBERS OF MANAGEMENT. Our success depends to a significant degree upon the continuing contributions of our key management:
Scott Allen, our CEO; Rory Herriman, our Chief Technology Officer; and Robert T. Geras, our Chairman. The loss of any of these individuals could have a material adverse effect upon us and our operations.

         WE INTEND TO PROVIDE INDEMNIFICATION TO OUR OFFICERS AND DIRECTORS. We intend to indemnify our officers and directors to the fullest extent permissible under the law. Under most circumstances, our officers and directors may not be held liable to us or our equity owners for errors in judgment or other acts or omissions in the conduct of our business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.

         WE ARE ABLE TO ISSUE PREFERRED STOCK WHICH COULD PREVENT SOMEONE FROM TAKING US OVER. Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the number of shares constituting any series, the voting powers, designation, preferences and relative participating, optional, or other special rights and qualifications, limitations, or restrictions of any series, including the dividend rights, terms of redemption, conversion rights, and liquidation preferences of the shares, without any further vote or action by shareholders. Our Board of Directors may, therefore, in the future issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. In addition, the issuance of preferred stock could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest, or otherwise by making such attempts more difficult to achieve or more costly. We are currently incorporated under Florida law but expect to reincorporate shortly under Delaware law. Both Florida and Delaware have statutory provisions which also could have the effect of discouraging a takeover.

         WE HAVE NOT PAID ANY DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS IN THE NEAR FUTURE. We have not paid any dividends upon our common stock since our formation. We do not currently intend to pay any dividends upon the common stock in the foreseeable future and anticipate that earnings, if any, will be used to finance the development and expansion of our business. Our ability to pay dividends on our common stock will be limited by the preferences of any preferred stock, which may be outstanding from time to time and may be limited by future indebtedness. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.

         AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR OUR COMMON STOCK. There is no established market for our stock, and we do not know whether an active trading market will develop. We intend to seek to have our shares of common stock included in the Over the Counter Bulletin Board, but even if they are included on the bulletin board there is no assurance that an active market will develop for our stock. In addition, any market that develops will be less active and liquid than would be the case if our shares were listed on an exchange or included in Nasdaq. The lack of an active market for our shares would make it difficult for investors to sell when they might deem it advantageous.

         OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES. Our common stock is considered a "penny stock" as that term is defined under SEC rules. Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of these stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors and also make it more difficult for investors in our common stock to sell or otherwise dispose of their shares. This could cause our stock price to decline.

                                 USE OF PROCEEDS

         We will receive a maximum of $1,756,875 upon exercise of the warrants. All proceeds will be used for working capital purposes. We will not receive any proceeds from the sale of shares by any of the selling shareholders.

                                    BUSINESS

OVERVIEW

         We are a developmental stage company and have had no revenue through December 31, 2003. We were formed as a Florida corporation on September 29, 1999. Since inception, our activities have been limited. Through December 31, 2003, we operated as a "shell" company conducting virtually no business operations, other than our efforts to seek a merger partner or acquisition candidate. Throughout this period we had no full time employees and owned no real estate. We were created to effect a merger, asset acquisition or other business combination with an operating or development stage business which desired to utilize our status as a reporting company under the Securities Exchange Act of 1934.

         On January 28, 2004, we completed a business combination by entering into an Agreement and Plan of Merger under which we acquired 100% of the ownership of Nexvu Technologies, LLC, a Delaware limited liability company, which we will refer to in this prospectus as "Nexvu." The form of this business combination was a forward triangular merger with our wholly owned subsidiary, Nexvu MergerSub, LLC, a Delaware limited liability company. Nexvu was the survivor of the merger and we serve as its holding company. Nexvu is engaged in the development and sale of application performance management software to large and mid-sized companies for use in connection with their computer network systems and applications. The terms of the business combination are addressed below under "Merger with Nexvu Technologies, LLC."

         Simultaneously with the consummation of the merger with Nexvu, we closed on the proceeds of a private placement of our common stock, thereby affording Nexvu ready access to capital, while avoiding what it might deem to be the adverse consequences of undertaking a public offering itself, such as the time delays and significant expenses associated with complying with the various federal and state securities laws that regulate initial public offerings.

MERGER WITH NEXVU TECHNOLOGIES, LLC

         On January 28, 2004, we completed its acquisition of Nexvu. The form of the transaction was a merger in which we issued 8,558,500 shares of our common stock in exchange for 100% of the membership interests in Nexvu. In addition, under a loan conversion agreement, we issued:

         - 577,500 shares of common stock, the amount necessary for the conversion of bridge loans funded by Nexvu members and outstanding prior to the merger, into shares of our common stock at $0.9523809 per share, or approximately $550,000 in total; and

         - warrants expiring December 31, 2006 to purchase common stock at $1.35 per share based upon 50% warrant coverage with respect to all bridge loans funded, for a total of 288,750 warrants.

The merger agreement also required a simultaneous closing of the issuance of a private offering for common stock of not less than $2,000,000, up to a maximum of $7,000,000, subject to increase in our sole discretion, at $1.35 per share, and the conversion of bridge loan principal amounts to equity so that we would own 100% of Nexvu, which would be substantially debt free as of the merger closing. We have raised a total of $7,652,075 from the sale of our common stock in the private offering through April 15, 2004, in addition to the capital raised by conversion of the bridge loans.

         The merger agreement further provided that, on closing of the merger, at least three designees of Nexvu, all of whom were Nexvu's principal officers, would become members of our Board of Directors. These persons were elected to the following positions: Scott Allen, CEO and CFO; Rory Herriman, Chief Technology Officer; and Robert T. Geras, Chairman of the Board. We also entered into an indemnification agreement at the closing of the merger in which we agreed to indemnify and hold harmless all five of our directors against specified liabilities for actions taken in good faith on our behalf or on behalf of Nexvu.

         The consideration for our merger with Nexvu was determined in arms-length negotiations between Nexvu and us and includes a premium over the net book value of the assets acquired based upon our own assessment of the market value of Nexvu's assets and the benefits of combining Nexvu with us. Nexvu had raised in excess of $4,000,000 of capital from its founders and early investors prior to the merger with us. As a result of our combining with Nexvu, references to "we" and "our" in this prospectus include Nexvu's business both before and after the merger.

OUR INDUSTRY

         There has been tremendous expansion in the area of application deployment in the last twenty years. As companies realized the cost benefits and productivity gains created by these applications, they increased the dependency placed on these applications for the day to day operations of their business. Bear, Stearns and Company Inc., in a March 2002 network infrastructure management research report, forecasted the infrastructure management market to expand from an estimated $8.5 billion in 2001 to more than $21 billion in 2005, a 21% cumulative average growth rate. The majority of this growth is being driven by the need to reduce operating costs, increase productivity and revenue and manage risk of location outages by more comprehensively managing the performance, availability and detection of security intrusions of computing environments at all locations.

         We believe there has been a shift in the way organizations view, use, and purchase IT performance management tools that will have a long-term impact on the overall competitive environment for these markets. Listed below are a number of these technologies and feature sets:

Fault Identification                     Fault Isolation                               Network Management
--------------------                     ---------------                               ------------------
Packet Capture                           SNMP Trap Capable                             RMON 1/RMON 2
Protocol Decodes and Analysis            Support for fault management systems          ART MIB Support
Root Cause Analysis for Network
   Protocol Issues

         We believe there is an industry trend that will continue to place pressure on organizations that rely on these technologies for revenue streams, with increasing demand for products in a new, emerging market - that of application performance management and monitoring.

         The International Standards Organization (ISO) outlines the primary functions of network management systems as being focused on the five conceptual areas described below, otherwise known as "FCAPS."

         1. FAULT MANAGEMENT. Fault management encompasses the activities of detection, isolation and correction of abnormal systems operation. Fault management provides the means to receive and present fault indication, determine the cause of a fault, isolate the fault and perform a corrective action if required.

         2. CONFIGURATION MANAGEMENT. Configuration management activities include the configuration, maintenance and updating of system components. Configuration management also includes notification to network users of pending and performed configuration changes.

         3. ACCOUNTING MANAGEMENT. The ability to track usage to detect inefficient use and abuse of privileges or usage patterns -- a key component for capacity planning -- is included in accounting management.

         4. PERFORMANCE MANAGEMENT. Performance management tools are used to recognize current or impending performance problems that can cause difficulties for users. Activities include the monitoring and maintenance of acceptable performance and the collection and analysis of statistics critical to performance.

         5. SECURITY MANAGEMENT. Security management encompasses the activities of controlling and monitoring access to the network and associated network management information. This includes controlling passwords and user authorization and collecting and analyzing security or access logs. The goal of a network management system is to provide this functionality in a concise manner that views the entire network as a single homogeneous system.

         Several organizations and companies have combined many of these FCAPS functions into products and solutions that have traditionally produced profitable revenues. Many of the following companies have combined key elements of network performance management, fault management and/or accounting management:

-        Network Associates             -        Apogee Networks

-        NetScout                       -        CompuWare

-        Concord Communications         -        MicroMuse

-        Agilent                        -        TAVVE Networks

-        Acterna                        -        NIKSUN

-        WildPackets                    -        Candle Communications

-        Network Instruments            -        Lucent

         A new component to the performance management market is that of application performance management. This market is focused on delivering solutions that attempt to resolve issues regarding the performance of business applications and systems. Many of the application performance management products are developed, marketed and sold by the following organizations:

-        Mercury Interactive            -        NetIQ

-        Cisco                          -        Concord Communications

-        NetQOS                         -        CompuWare

There are several element management platforms such as HP Openview, CA Unicenter and IBM Tivoli that can be viewed as the main console for network operations. While our products have some competitive functionality with these network management platforms, they also integrate and extend the functionality of those platforms.

         The solutions currently available from us are comprised of many key attributes of all three markets described above: network management; fault isolation; and fault identification and application performance management.

OUR SOLUTION

         We have developed a suite of software based application performance management tools and products designed to address a chronic problem facing companies today -- how to measure and ensure that a company's computer networks, systems and business applications perform as intended. As businesses continue to increase their dependency on their business applications and the systems and networks that run them, the availability, performance and usability of these systems become essential to the ongoing operations of the business.

         We have established a unique, relatively low cost means of ensuring that these business critical applications meet the availability and performance and usability demands of today's enterprise environments and are easy to use. Our principal product is a network-based appliance, loaded with our proprietary software, which is installed in the data network at the customer's location. The appliance has the ability to measure, monitor and manage thousands of different applications and services within the customer's network and sends an "alert" message every time the application is not running within an acceptable level of performance. This enables the customer to identify that a problem exists and to pinpoint the cause of the problem, often before the business operations are affected.

OUR STRATEGY

         We plan to outsource key, non-strategic elements of our operations to enable rapid time to market, maximize return on investment and minimize risks from exposure to non-core competencies. We plan to focus on developing strong products and sell them into the marketplace and develop partnerships with strategic organizations that can help accelerate the adoption of our solutions. Our current manufacturing relationships are able to meet our current capacity requirements and support future needs.

         Our software is designed for installation in standard computer products. We have presently identified two separate manufacturers who provide hardware on which our software can be loaded.

         We have designed our products so that customers can install them, to minimize disruption to the customer's business. Installations can be done by non-technical personnel with minimal assistance. However, we expect to establish partnerships with industry leading professional services firms to accommodate any unique customer requirements.

MARKETING AND SALES

Our Intended Market

         We have targeted Fortune 2000 companies with highly distributed operating environments comprised of hundreds to thousands of locations within thousands of application users. Based on information supplied by Fortune, Hoovers and other industry-specific research firms, we estimate this total market opportunity at approximately two million remote/branch offices in the U.S. We will also sell or license products to smaller companies, which typically have a quicker sales cycle than the Fortune 2000 companies (and have licensed products to a number of such companies to date).

         We intend to focus on a subset of the Fortune 2000 market within the retail, call center, insurance, banking and health care industries. These segments, as detailed below by industry, make up approximately 40% of the overall market opportunity within the Fortune 2000.

         Future product offerings are expected to address industry solutions that will more comprehensively meet the needs of each company, resulting in additional sales and increased penetration targeted for each segment.

         We believe that these industry segments offer the greatest immediate opportunity based on direct feedback from customers and suppliers relative to the challenges they face, with each location critical to the business. It is imperative to ensure the application performance, availability and usability in these locations based on their mission critical business activity which includes the following:

         - Customer transactions, such as in retail stores and branch banks, where customer revenue and customer satisfaction may be affected.

         - Transaction processing locations, such as insurance or call centers, where customer satisfaction and productivity may be affected.

         - Communication transactions, such as for fire and police departments, where safety/lives are impacted.

         In addition, some of these industries are highly regulated. Regulatory requirements often drive the need for technology solutions to mitigate business risk. All of these industries are faced with the challenge of reducing expense, particularly the high cost of human capital. The value of technology is, in part, derived from the automation of tasks that are otherwise carried out by technicians. Since companies in these industries have service level agreements with their customers, failure to reach minimum service levels due to performance issues or outages may result in monetary penalties.

         We have determined that a two-tiered approach that focuses on high-end enterprise business in one effort and mid-sized enterprise in another effort will help in our effort to penetrate this market effectively. Early results have shown that short-term revenue can be obtained with much less process, due diligence and competitive pressure in the mid-size enterprise market than in the high-end enterprise market. We, therefore, intend to carry forward with this two-tiered approach in our attempt to increase both short-term revenues and long-term strategic revenue sources.

Go-To-Market Strategy

         We are focused on building a three-tiered distribution/channel partner approach to selling products. At the present time, it is our intent to establish a hybrid approach involving both direct sales within premier customer accounts and "channel partners" for mid-tier and low-end enterprise opportunities. It is our belief that the majority of revenue will be generated within the channel partner. The three tiers of this strategy are sales by us to distributors, by distributors to resellers and by resellers to end-users.

         We must approve any party wishing to resell products or solutions developed or marketed by us.

OUR PRODUCTS

         On June 30, 2003, we introduced the Nexvu Application Performance Management System 2.0 (the "Nexvu Manager System"), our performance management solution. This solution has been validated with four Fortune 100 companies who have tested and verified the need for this technology. All four companies have been beta testers of the initial release. We believe, but cannot assure, that each of these four companies will become our customers over the next 12 to 18 months.

         We have worked with each of these companies throughout the design phase of the product. They have been instrumental in providing input as it relates to business problems, particularly industry-specific challenges that need to be met today and in the future. These four companies represent over 20,000 remote sites throughout the U.S.

         It is important to note that our current pipeline extends beyond the four Fortune 100 customers previously mentioned. In August of 2003, we received our first purchase order for the Nexvu Manager System from our first paying customer, Bally's Total Fitness. This initial order of five Nexvu appliances and one Nexvu command center appliance is the first of a larger rollout that we hope to deploy across Bally's entire infrastructure of over 400 fitness centers. We have not signed any agreements to install any of our equipment in these Bally's locations.

Product Description

         The Nexvu Manager System has two major components: the Nexvu Manager Appliance and the Nexvu Command Center.

         Nexvu Manager Appliance. We consider this appliance the "nerve center" of the Nexvu Application Performance Management System. Residing at the customer location, the Nexvu manager appliance collects management data by capturing and classifying information in a passive, non-disruptive manner as it flows across the network. Once the information is collected, the Nexvu manager appliance assesses it, looking for performance trends or, in the case of an outage, deducing the cause of the outage and providing network operators with useful information. As a self-contained appliance, the Nexvu manager can be installed by non-technical personnel. Additionally, the Nexvu manager appliance contains a series of restoration-based tools that provide network operators and field personnel the ability to restore an outage without dispatching technical resources to the site. We design, build and market the software portion of the Nexvu manager appliance. Our distributors can then integrate our certified hardware with this software to sell the final appliance to our approved resellers or end-users of the product.

         Nexvu Command Center Appliance. In addition to being the primary user interface, the Nexvu command center appliance is responsible for managing all Nexvu manager appliances throughout the customer's environment. This includes initialization, configuration, upgrading and monitoring. The customer typically will have one Nexvu command center appliance for approximately every 500 Nexvu manager appliances. As a self-contained appliance, the Nexvu command center appliance can be easily installed in the data center or network operations center without advanced technical support. As with the Nexvu manager appliance, we design, build and market the software portion of the Nexvu command center appliance. Our distributors can then integrate our approved hardware with this software to sell the final appliance to our approved resellers or end-users of the product.

         Future Products. Leveraging on the foundation of the Nexvu Manager System, we plan to introduce a set of complementary products that provide customers with deeper insight into their operating environment.

Product Differentiation

         The Nexvu Manager System is designed to apply the critical functions of application performance management at the increasingly important remote/branch locations of a company. We believe the system has numerous features that differentiate it from competing products:

         -        Comprehensive application level data collection and analysis;

         - Real-time performance analysis at the site level, ensuring minimal impact to wide area network bandwidth;

         - Out-of-the-box support for numerous protocols, such as SAP and Oracle, and applications;

         - Performance notification to management to ensure minimal impact on business operations;

         - Advanced security framework designed to ensure that the product cannot be breached;

         - Solutions that are easy to deploy and operate and that can be to be readily installed at remote locations by non-technical personnel, yet are centrally managed;

         - Cost-effective solutions designed for deployment at thousands of remote locations where the risk and cost of downtime is increasingly high;

         - New technology solutions integrating performance and fault management;

         - Robust architecture that supports the integration of third party tools to leverage existing technology investment;

         - Built-in recovery tools accessible both in-band and out-of-band through dial-up; and

         - Design allowing for international deployment through the use of language catalogs.

COMPETITION

         The market for our products and services is highly competitive. Though we believe that our product and service offering provides significant functional advantages, there is no assurance that we will be able to effectively compete in this market. Prospective competitors vary in size and in the scope and breadth of the products and services offered. Many of our potential competitors have a number of significant advantages, including a longer operating history, preferred vendor status with our potential customers, more extensive name recognition and marketing power and significantly greater financial, technical, marketing and other resources which would give them the ability to respond more quickly to new or changing opportunities, technologies and customer requirements. We may not be able to maintain or expand our revenue base if competition increases and we are unable to respond effectively.

PATENTS AND PROPRIETARY TECHNOLOGY

         We have proprietary technology and confidential software code. As of the date of this prospectus, we have yet to file any patent applications.

LEGAL PROCEEDINGS

         We are not a party to any legal proceedings.

PROPERTIES

         Our principal office is located at 1100 East Woodfield Road, Suite 100, Schaumburg, Illinois 60173. In June 2003, we entered a three-year lease with a two-year option for our principal office at a rate of $76,300 per year. In addition, we also lease a small office at 2009 Fox Drive Suite 2, Champaign, Illinois 61820, which houses some of our product development staff. This lease was entered into in January 2002, having an original one-year term, with annual options to renew. The current rent for this facility is $38,800 per year.

EMPLOYEES

         As of the date of this prospectus, we had 28 employees who are employed in the following areas: product development, quality assurance, product marketing and management, sales and sales support and customer support. None of our employees are covered by a collective bargaining agreement. We believe all relations with our employees are satisfactory.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         No public trading market presently exists for our common stock; however, we intend to seek to have our common stock quoted on the OTC Bulletin Board following the declaration of effectiveness of the registration statement of which this prospectus was a part. There is no assurance that an active market will develop for our stock even if our stock is quoted on the OTC Bulletin Board.

         We have not paid any cash dividends since our inception, and our Board of Directors does not contemplate doing so in the near future. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the Board of Directors deems relevant.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         Through December 31, 2003, we were a development stage company conducting virtually no business operations, other than our efforts to complete a business combination with a target business which we considered to have significant growth potential. As of December 31, 2003, we had neither engaged in any operations nor generated any revenue or cash flow. On January 28, 2004, we completed a merger with Nexvu Technologies, LLC, a company engaged in the development and sale of application performance management software. See "Business - Merger with Nexvu Technologies, LLC." As a result, the business of Nexvu Technologies became our business.

         Going forward, our primary source of revenues will be from the sale of application performance management software and related services. Our main categories of expenses will be the cost of developing this software, and selling, general and administrative expenses.

PLAN OF OPERATION

         Between December 2003 and April 2004, we raised a total of $7,652,075 in a private offering of 5,668,204 shares of our common stock at $1.35 per share. In addition, in connection with the Nexvu merger and pursuant to a loan conversion agreement, we issued an additional 577,500 shares of common stock upon the conversion of $550,000 of outstanding bridge loans to capital, which were funded by existing Nexvu members prior to the merger. As a result of the offering, we believe we have sufficient working capital to fund our operations for the next twelve months. Our primary uses of capital during this period will be for:

         - administrative expenses, especially salaries of officers and other employees we have hired as a result of the merger with Nexvu Technologies;

         -        developing our application performance management software;

         -        sales and marketing; and

         -        expenses of professionals, such as accountants and attorneys.

We expect to hire additional employees in the areas of administration and marketing during the next twelve months. We do not expect to make any significant expenditures for the purpose of capital equipment during this period.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following information is provided concerning our directors and executive officers:

       NAME                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       ----                                     --------------------------------------------
Robert Geras                             Mr. Geras has served as our Chairman of the Board since the
Age 66                                   completion in January 2004 of our merger with Nexvu
Director since 2004                      Technologies, LLC, which is described in "Business -- Merger with Nexvu Technologies, LLC." Mr. Geras served as the Chairman of Nexvu Technologies, LLC from June 2003 through the date of the merger. Mr. Geras is also an early investor and second largest shareholder of Merge Technologies Inc., a successful
                                         Nasdaq-listed company, which provides eHealth connectivity products for medical imaging and other clinical information.
                                         Mr. Geras has also served as a director and/or early-stage investor in VideoHomeTours, a provider of visual content
                                         management and marketing services for large

       NAME                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       ----                                     --------------------------------------------
                                         brokerage firms; ShowingTime.com, a complete Internet
                                         scheduling and productivity tool for real estate agents;
                                         Exadigm, Inc., a company engaged in the development and sale of electronic payment processing equipment utilizing wi-fi
                                         technology; and 20/20 Technologies, LLC, a provider of
                                         bandwidth and connectivity to the high speed data transmission industry.

Scott Allen                              Mr. Allen has served as a director and our Chief Executive and
Age 41                                   Chief Financial Officer since the completion of our merger with
Director since 2004                      Nexvu Technologies, LLC.  Mr. Allen also served as the Chief
                                         Executive Officer and President of Nexvu Technologies, LLC from
                                         July 2003 through the date of the merger. Between October 2001 and June 2003, Mr. Allen served as the Vice President, Product
                                         Management for the Sniffer Technologies division of Network
                                         Associates. Previously, Mr. Allen was employed with Network
                                         Associates, Inc. for seven years. During his tenure at Network
                                         Associates, Mr. Allen held key contributor roles in the sales organization.

Rory Herriman                            Mr. Herriman has served as a director and our Chief Technology
Age 33                                   Officer since the completion of our merger with Nexvu
Director since 2004                      Technologies, LLC.  Mr. Herriman served as the Chief Technology
                                         Officer of Nexvu Technologies, LLC from May 2002 through the date of the merger. From 1997 until 2002, Mr. Herriman served as the Senior Director of Technology Architecture and
                                         Engineering at Sears, Roebuck & Company where he defined and executed enterprise-wide technology direction in the areas of telecommunications, networking and computing.

       NAME                                     PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       ----                                     --------------------------------------------
Douglas Stukel                           Mr. Stukel has served as a director of ours since August 2003.
Age 34                                   Mr. Stukel, together with Mr. Wiskowski, led the investor group
Director since 2003                      which purchased the current majority stake in us.  In addition,
                                         Mr. Stukel is a co-founder of Premier Holdings of Illinois,
                                         LLC, a distributor of medical supplies based in Joliet,
                                         Illinois. Mr. Stukel served as the president of Cendant Home
                                         Funding, a residential mortgage company based in Joliet,
                                         Illinois, from 1997 until 2001. Mr. Stukel is also a co-founder of Momentum Capital, LLC, a privately held advisory and
                                         consulting firm.

Lee Wiskowski                            Mr. Wiskowski has served as a director since the completion of
Age 37                                   our merger with Nexvu Technologies, LLC.  From August 2003
Director since 2003                      through the date of the merger, Mr. Wiskowski served as our
                                         Chief Executive Officer, Chief Financial Officer, President and
                                         as a director. Mr. Wiskowski was a co-founder of Madison
                                         Securities and a co-founder of Advanced Equities, both NASD licensed broker-dealers registered in all 50 states. Mr.
                                         Wiskowski sold his interest to the other principals of Advanced
                                         Equities approximately three years ago, and has been engaged in the investment and advisory business since that time through
                                         Grander, LLC, and Momentum Capital, LLC, both privately held advisory and consulting firms.


         Our Board of Directors has determined that Mr. Geras is independent within the meaning of Rule 4200 of the Nasdaq Stock Market.


                  INFORMATION REGARDING OUR BOARD OF DIRECTORS

BOARD MEETINGS/COMMITTEES

         Our Board of Directors presently has a Compensation Committee, a Nominating Committee and an Audit Committee. The composition, functions and responsibilities of each committee are described in the paragraphs that follow.

         Compensation Committee. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of our executive officers and administering our 2003 Long Term Incentive Plan. Our Compensation Committee is comprised of Messrs. Geras, Stukel and Wiskowski.

         Nominating Committee. The Nominating Committee is responsible for making recommendations to our Board of Directors relating to the appropriate size, functioning and needs of the Board of Directors, which includes recruitment and retention of high-quality board members. Our Nominating Committee is comprised of Messrs. Geras, Stukel and Wiskowski. Mr. Geras is considered independent as defined in the rules of the Nasdaq stock market.



         Audit Committee. The Audit Committee is responsible for selection and oversight of our independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring our financial policies and control procedures, reviewing and monitoring the provision of non-audit services by our independent auditors and reviewing all potential conflict of interest situations. Our Audit Committee is comprised of Messrs. Geras, Stukel and Wiskowski. Mr. Geras is considered independent as defined in the rules of the Nasdaq stock market. The Audit Committee did not meet during our 2003 fiscal year. We presently do not have a director who would qualify as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B. Given our present situation, we feel it would be overly costly and burdensome and unwarranted to retain an independent director who would qualify as an "audit committee financial expert." We will consider adding an audit committee financial expert if our business grows and adding such a person would be less burdensome.


LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

         As authorized by the Florida Business Corporation Law, our By-Laws provide that none of our officers or directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except liability for:

         - any breach of the officer's or director's duty of loyalty to us or our shareholders;

         - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         - in the case of a director, unlawful payments of dividends or unlawful stock redemptions or repurchases; and

         - any transaction from which the officer or director derived an improper personal benefit.

This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. It does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our By-Laws further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

         We intend to reincorporate in Delaware in the near future. Our proposed Delaware Certificate of Incorporation and provisions of the Delaware General Corporation law will have a similar indemnification effect as the provisions of our By-Laws and of Florida law described above.

         There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons under our By-Laws, we have been informed that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

GENERAL INFORMATION ON EXECUTIVE COMPENSATION

         Through December 31, 2003, neither of our directors or officers had received any salary or other compensation of any kind, other than reimbursement for out-of-pocket expenses incurred on our behalf, during the fiscal year ended May 31, 2003 or the transition period of June 1, 2003 through December 31, 2003.

         As a result of the merger with Nexvu Technologies, LLC, we will compensate our directors and officers for their services to us. The agreements we have entered into to date with our executive officers are described below.

EMPLOYMENT AGREEMENTS


         We have entered into employment agreements with each of Scott Allen and Rory Herriman under which each is entitled to a base salary of $175,000 per year. Under these agreements, each of Mr. Allen and Mr. Herriman may receive bonuses in the discretion of the Board of Directors, with a target bonus of 50% of base salary. Mr. Allen and Mr. Herriman are each entitled to receive under their respective employment agreements, options to acquire 430,000 shares of our common stock under our Long-Term Incentive Plan, vesting over a four-year period through January 2, 2007, with acceleration on a change in control. In addition, each of Mr. Allen and Mr. Herriman is entitled to a bonus in the event of a successful change in control, such as a merger or sale of our Company, equal to the lesser of 299% of their base salary as of the date of the change in control, or one percent of the amount by which the value of the transaction to our shareholders exceeds the product of the highest prior price at which we sold our shares, multiplied by the number of our outstanding shares of ours as of the date the change of control occurs.


         Each employment agreement has a term ending at the end of the calendar year and will automatically renew for additional one-year periods unless terminated by us or the executive on written notice at least two months before expiration of the current term. Under the agreements, if employment is terminated without cause, or the agreement does not automatically renew, he is entitled to receive severance of one year's pay, payable in regular monthly increments. The agreements also provide for a lump sum payment of 90 days' pay in the event of death or disability.

LONG-TERM INCENTIVE PLAN

         In December 2003, we adopted the 2003 Long-Term Incentive Plan for key employees and other persons providing assets or services to us. The plan provides for the issuance of stock-based awards to key employees as part of their overall compensation. A total of 2,285,000 restricted shares of common stock, stock options or other equity-based compensation can be issued under the plan. It is expected that a substantial portion of these options will be allocated to existing management and other persons assisting us in our endeavors. Presently, we have issued 1,691,500 restricted shares under the plan.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

BENEFICIAL OWNERSHIP

         The following table sets forth, as of May 3, 2004, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of:

         - each person known to our to be the beneficial owner of more than five percent (5%) of our common stock;

         -        each director; and

         -        all directors and executive officers, as a group.

Except as otherwise indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to the shares beneficially owned by them. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. The beneficial ownership percentages are based on 16,000,454 shares outstanding as of May 3, 2004.

       NAME AND ADDRESS OF BENEFICIAL                            AMOUNT AND NATURE OF
                   OWNER                                        BENEFICIAL OWNERSHIP(1)         PERCENT OF CLASS
Robert T. Geras                                                       2,257,837(2)                   14.01%
Carl C. Greer Trust                                                   2,266,282(3)                   13.92%
Craig Siegler                                                         1,459,278(4)                    9.03%
David Lies                                                            1,304,375(5)                    8.09%
Balkin Family Limited Partnership                                     1,093,186(6)                    6.79%
Rory Herriman(7)                                                        618,871(8)                    3.77%
Scott Allen(7)                                                          591,678(9)                    3.60%
Douglas Stukel(10)                                                      434,482(11)                   2.67%
Lee Wiskowski(10)                                                       325,407(12)                   2.00%
All Directors and Executive Officers as a Group (5 persons)           4,228,275                      24.20%


(1) Except pursuant to applicable marital property laws or as indicated in the footnotes to this table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all common stock shown as beneficially owned by the shareholder.

(2) Includes warrants to purchase 111,111 shares held by Mr. Geras. Mr. Geras' business address is 55 East Erie Street, Suite 2905, Chicago, Illinois 60611.

(3) Includes warrants held by the Carl C. Greer Trust to acquire 277,778 shares. The business address of the trust is c/o Thomas Floyd, 4501 West 127th Street, Suite D, Alsip, Illinois 60803.

(4) Includes warrants held by Mr. Siegler to acquire 162,500 shares. Mr. Siegler's business address is 388 Melford Road, Deerfield, Illinois 60035.

(5) Includes warrants to purchase 111,111 held by Mr. Lies, 97,392 shares owned by Mr. Lies' wife, and warrants to purchase 9,259 shares held by Mr. Lies' wife. Mr. Lies disclaims beneficial ownership of shares held by his wife or issuable upon the exercise of warrants held by his wife. The address of Mr. Lies is 1210 Sheridan Road, Wilmette, Illinois 60091.

(6) Includes warrants held by the Balkin Family Limited Partnership to acquire 92,593 shares. The address of the partnership is 1145 Green Bay Road, Glencoe, Illinois 60022.

(7) The business address of Mr. Herriman and Mr. Allen is Nexvu Technologies, LLC, 1100 East Woodfield Road-Suite 100, Schaumburg, Illinois 60173.

(8)      Includes options to purchase 430,000 shares held by Mr. Herriman.

(9)      Includes options to purchase 430,000 shares held by Mr. Allen.

(10) The business address of Mr. Wiskowski and Mr. Stukel is 980 N. Michigan Avenue, Suite 1120, Chicago, Illinois 60611.

(11) Includes 250,000 shares issuable upon the exercise of a warrant held by Mr. Stukel.

(12) Includes 72,407 shares owned by Grander, L.L.C., of which Mr. Wiskowski is the sole member, and 250,000 shares issuable upon the exercise of a warrant held by Mr. Wiskowski.

         Currently there is no market for our common stock, nor is any market likely to develop in the near future. As of May 3, 2004, we had approximately 202 holders of record of our common stock.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Our executive officers, directors and shareholders beneficially owning more than 10% of our common stock are required under the Securities Exchange Act of 1934 to file reports of ownership of our common stock with the Securities and Exchange Commission. Copies of those reports must also be furnished to us. Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during the preceding year all filing requirements applicable to executive officers, directors and shareholders beneficially owning more than 10% of our common stock have been complied with.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On December 1, 2003, we entered into a business and financial advisory agreement with Grander, L.L.C., of which Lee Wiskowski, one of our directors, is the sole member. For its services, Grander and its designees have been paid a fee of $765,000 for advising us in connection with the structuring of our acquisition of Nexvu, establishment of commercial and strategic partnerships and joint ventures, development of our marketing plans, financial models, financial strategies and structuring of our private offering.


         On March 31, 2004, we entered into advisory services agreements with each of Mr. Stukel and Mr. Wiskowski. Mr. Stukel and Mr. Wiskowski are both members of our board of directors. Each agreement has a term extending through September 30, 2005. Under the agreements, Mr. Stukel and Mr. Wiskowski agree to provide financial advisory services to us in connection with mergers and acquisitions and analysis of strategic alternatives. Each of Mr. Stukel and Mr. Wiskowski received, in connection with the agreements, warrants to purchase 250,000 shares of our common stock at an exercise price of $1.35 per share on or before March 31, 2007. The warrants have a cashless exercise provision. Each of Mr. Stukel and Mr. Wiskowski has a right of first refusal during the term of his agreement and for a period of six months thereafter to with respect to merger and acquisitions.

                     SHARES TO BE ISSUED IN CONNECTION WITH
                            THE EXERCISE OF WARRANTS

         In connection with our merger with Nexvu, we are agreed to issue warrants to purchase 638,889 shares to persons who had received warrants to purchase membership interests in Nexvu. In connection with a separate agreement with one selling shareholder, we agreed to issue warrants to purchase 162,500 shares. In addition, on March 31, 2004, we issued warrants to purchase 250,000 shares of common stock to each of Mr. Stukel and Mr. Wiskowski in connection with advisory services agreements with each of these individuals, who are members of our Board of Directors. All warrants have an exercise price of $1.35 per share and are exercisable on or before December 31, 2006, except the warrants held by Mr. Stukel and Mr. Wiskowski, which are exercisable on or before March 31, 2007.

         The warrants possess anti-dilution provisions for stock dividends, splits, mergers or sales of substantially all of our assets. We issued the warrants in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, as a private offering. As a result, none of the warrants are freely transferable. There is no market for the warrants.

         The holder of a warrant may exercise his or its purchase rights, in whole or in part, at any time, or from time to time, before the warrant expiration date. To exercise a warrant, the holder must notify us, in writing, of the holder's intention to exercise the warrants and the number of shares to be purchased. The holder must also submit payment for the purchase price of the shares in the form of cash, certified or cashier's check or wire transfer. If the holder does not exercise all of the warrants, the holder will receive a new warrant to purchase a number of shares equal to the difference between the number of shares subject to the original warrant and the number of shares purchased through the warrant exercise. In the case of the warrant to purchase 162,500 shares of our common stock referred to above, and the warrants to purchase a total of 500,000 shares issued to Mr. Stukel and Mr. Wiskowski, the holder may also take advantage of a "cashless exercise" feature of the warrant.

                        SHARES AVAILABLE FOR FUTURE SALE

         Prior to this offering, there has been no market for any of our securities and we do not know if significant public market will develop for any of our securities following completion of this offering. We cannot predict the effect, if any, that sales of shares of our common stock will have on the price of our common stock. However, sales of substantial amounts of these shares in the public market could cause the price of our common stock to decline or impair our ability to raise money through an offering of our equity securities.

         Upon completion of this offering, we will have 16,000,454 shares of common stock outstanding, and 1,301,389 additional shares will be issuable upon the exercise of warrants. The 8,133,093 shares of common stock registered in this offering, including shares issuable upon the exercise of the warrants, will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of ours, which is generally a person who has a control relationship with us, which will be subject to the limitations imposed on "affiliates" of ours under Rule 144 promulgated under the Securities Act of 1933. The remaining 9,168,750 outstanding shares of common stock are "restricted securities" within the meaning of Rule 144. These securities were issued in private transactions and are not registered under the Securities Act and may not be resold except pursuant to an effective registration statement or pursuant to an exemption under the Securities Act, including the exemption provided by Rule 144.

         In general, under Rule 144, as currently in effect, beginning 90 days after completion of this offering, a person or persons, including an affiliate, whose shares are aggregated and who has satisfied a one-year holding period including the period of any prior owner who is not an affiliate of ours, may sell within any three-month period a number of shares which does not exceed the greater of:

         -        1% of the then outstanding shares of our common stock; or

         - the average weekly trading volume during the four calendar weeks preceding the sale

In addition, sales under Rule 144 are subject to manner of sale provisions, notice requirements and to the availability of current public information about us. Rule 144(k) also permits the sale of shares, without any volume limitation or manner of sale or public information requirements, by a person who is not an affiliate of ours and who has not been an affiliate of ours for at least the three months preceding the sale, and who has satisfied a two-year holding period.

                              SELLING SHAREHOLDERS

         The selling shareholders or their assigns and transferees may offer up to 8,133,093 shares pursuant to this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. However, those shares indicated below which are underlying warrants, totaling 1,301,389 shares in total, can only be sold to the extent the warrants are executed at $1.35 per share, subject to cashless exercise rights for 662,500 of these shares. The following table sets forth information with respect to the selling shareholders and the shares which they either presently own or will own after conversion of the exercise of the warrants.

                                                                                                   SHARES TO BE
                                                                                                   BENEFICIALLY
                                                   SHARES BENEFICIALLY           SHARES                OWNED
                                                     OWNED PRIOR TO               BEING                AFTER
                                                      REGISTRATION             REGISTERED           OFFERING(1)
                                                   -------------------         ----------          -------------------------
SELLING SHAREHOLDERS                                Number     Percent                                 Number        Percent
                                                   ---------   -------                                 ------        -------
American Physicians Assurance Corporation            150,000       *             150,000                      0         0%
Balkin Family Limited Partnership                  1,093,186    6.79%             92,593(2)           1,000,593      6.25%
George J. Ballantine                                 323,033    2.02%            323,033                      0         0%
George J. Ballantine - IRA                            74,000       *              74,000                      0         0%
George W. Ballantine - Roth IRA                        4,440       *               4,440                      0         0%
George W. & Yolanda F. Ballantine                     25,000       *              25,000                      0         0%
James A. Ballantine                                   25,000       *              25,000                      0         0%
James A. Ballantine - Roth IRA                         5,500       *               5,500                      0         0%
Yolanda F. Ballantine - IRA                            2,480       *               2,480                      0         0%
David A. Beamish                                     400,667    2.5%             400,667                      0         0%
Wayde Beechy                                          11,000       *              11,000                      0         0%
David Bernahl                                         80,407       *              85,407                      0         0%
Roger L. Bistry                                       37,000       *              37,000                      0         0%
Clayton Blehm Living Trust 1997                      297,222    1.86%            297,222                      0         0%
Eric Blehm                                            75,000       *              75,000                      0         0%
Karl W. Brewer                                        20,000       *              20,000                      0         0%
Melissa A. Briscoe                                    10,000       *              10,000                      0         0%
N. Gene Briscoe                                       75,556       *              75,556                      0         0%
Terry & Kathleen Bucciarelli                          20,000       *              20,000                      0         0%
James Caprio                                           3,500       *               3,500                      0         0%
Carl Greer Trust                                   2,266,282   13.92%            277,778(2)           1,988,504     12.43%
Thomas R. Case                                        37,500       *              37,500                      0         0%
Thomas A. & Desiree Connors                           40,000       *              40,000                      0         0%
Armand D'Andrea                                       18,519       *              18,519                      0         0%
Nicholas D'Andrea                                     50,000       *              50,000                      0         0%
Rosalie D'Andrea                                      50,000       *              50,000                      0         0%
Rowland & Sue Davies                                  10,000       *              10,000                      0         0%
Delaware Charter Guarantee & Trust Co.                20,000       *              20,000                      0         0%
Tom Dempsey                                           60,000       *              60,000                      0         0%

                                                                                                   SHARES TO BE
                                                                                                   BENEFICIALLY
                                                   SHARES BENEFICIALLY           SHARES                OWNED
                                                     OWNED PRIOR TO               BEING                AFTER
                                                      REGISTRATION             REGISTERED           OFFERING(1)
                                                   -------------------         ----------          -------------------------
SELLING SHAREHOLDERS                                Number     Percent                                 Number        Percent
                                                   ---------   -------                                 ------        -------
Nicole Dunbar - Roth IRA                               5,000       *               5,000                      0         0%
Robert and Nicole Dunbar                              25,000       *              25,000                      0         0%
Robert P. Dunbar - Roth IRA                            4,700       *               4,700                      0         0%
G. Frederick Edmiston                                225,000    1.41%            225,000                      0         0%
Exportadores Unipessoal                               16,666       *              16,666                      0         0%
Jan Ennis Frederick                                  156,310       *             156,310                      0         0%
Mark Fuller                                           40,000       *              40,000                      0         0%
Robert Geras                                       2,257,837   14.01%            111,111(2)           2,146,726     13.42%
David Giobbia                                         14,815       *              14,815                      0         0%
Donald F. Giobbia                                     37,037       *              37,037                      0         0%
Mitchell D. Goldsmith                                 60,000       *              60,000                      0         0%
Dirk Gothe                                            12,500       *              12,500                      0         0%
Grander, LLC                                       72,407(3)       *              72,407(3)                   0         0%
Frank & Dolores Graziadei                             10,000       *              10,000                      0         0%
Michael & Ilene Green                                 10,000       *              10,000                      0         0%
Joseph & Marianne Haake                               18,500       *              18,500                      0         0%
John R. Haley                                        100,000       *             100,000                      0         0%
Wilson H. Hartz III                                    5,000       *               5,000                      0         0%
Wilson H. Hartz III, M.D. S.C. Profit Sharing
   Plan and Trust                                      5,000       *               5,000                      0         0%
Krag Maldono Helle                                     8,198       *               8,198                      0         0%
Gregory R. Hill                                      150,000       *             150,000                      0         0%
Adam Hoeflich                                         10,000       *              10,000                      0         0%
Roy Joseph and Linda Huff                              4,000       *               4,000                      0         0%
Karen Jaimovich                                      426,976    2.66%             37,037(2)             389,939      2.44%
Judith Janicki                                        10,000       *              10,000                      0         0%
JI Limited Partnership                                20,000       *              20,000                      0         0%
Bruce W. Johnson                                      37,037       *              37,037                      0         0%
Jay Johnson                                            5,000       *               5,000                      0         0%
Robert W. Kegley, Sr.                                375,000    2.34%            375,000                      0         0%
Lawrence & Janet Kershner                             10,000       *              10,000                      0         0%
K-Five Construction Corporation                      150,000       *             150,000                      0         0%
David Kozlowski                                       33,333       *              33,333                      0         0%
David & Sharon Kozlowski                              10,300       *              10,300                      0         0%
Mark A. Krogulski                                     30,000       *              30,000                      0         0%
Larry G. Kubinski                                     60,000       *              60,000                      0         0%
Richard A. Levy                                       20,000       *              20,000                      0         0%
Jerome E. Lewin                                       30,000       *              30,000                      0         0%
David J. Lies                                      1,197,724    7.43%            111,111(2)           1,086,613      6.79%
Linda M. Lies                                        106,651       *               9,259(2)              97,392         *
Daniel A. Lombardi                                    50,000       *              50,000                      0         0%
Todd C. Lyle                                           7,500       *               7,500                      0         0%
Alan Mansfield                                        40,000       *              40,000                      0         0%
Joseph M. Marconi                                    125,000       *             125,000                      0         0%
William McCabe                                        75,000       *              75,000                      0         0%
Mellon Enterprises FLP                               215,000    1.34%            215,000                      0         0%
John Meyer                                           166,667    1.04%            166,667                      0         0%
Robert & Marilyn Meyer                                25,000       *              25,000                      0         0%
Ronald M. Mochizuki                                   20,000       *              20,000                      0         0%

                                                                                                   SHARES TO BE
                                                                                                   BENEFICIALLY
                                                   SHARES BENEFICIALLY           SHARES                OWNED
                                                     OWNED PRIOR TO               BEING                AFTER
                                                      REGISTRATION             REGISTERED           OFFERING(1)
                                                   -------------------         ----------          -------------------------
SELLING SHAREHOLDERS                                Number     Percent                                 Number        Percent
                                                   ---------   -------                                 ------        -------
Krista Monti                                          20,000       *              20,000                      0         0%
Thomas E. Morack                                      22,222       *              22,222                      0         0%
Richard C. Mutz                                       10,000       *              10,000                      0         0%
David Nelson                                          33,314       *              14,814                      0         0%
Brian G. Netzky                                       20,000       *              20,000                      0         0%
Cristin Obstinik                                      15,000       *              15,000                      0         0%
Dr. Randall & Janice Stober-Olivia                    18,520       *              18,520                      0         0%
Richard Patap                                         10,000       *              10,000                      0         0%
David L. Pedigo                                       37,037       *              37,037                      0         0%
Dr. D. David Pesavento                                40,000       *              40,000                      0         0%
Jerry Pokorny                                         18,518       *              18,518                      0         0%
Thomas &  Polly Pondell                               23,963       *              23,963                      0         0%
Thomas Pondell                                        11,111       *              11,111                      0         0%
Edward Prodehl                                        55,556       *              55,556                      0         0%
Edward & Sandra Prodehl                               37,037       *              37,037                      0         0%
Victor & Barbara Proeh                                20,000       *              20,000                      0         0%
Gregory J. Pusinelli                                  20,000       *              20,000                      0         0%
Kirk Reeves                                           11,111       *              11,111                      0         0%
Michael L. Resnick                                    20,000       *              20,000                      0         0%
Stacey Riddell                                        10,000       *              10,000                      0         0%
Richard Rizzo                                        166,667    1.04%            166,667                      0         0%
Michael A. Russo                                      11,000       *              11,000                      0         0%
Safeway Insurance                                      7,500       *               7,500                      0         0%
Alica Sassetti                                        10,000       *              10,000                      0         0%
Sevila P. Yee Schiml                                  18,000       *              18,000                      0         0%
Craig Siegler                                      1,459,258    9.03%            162,500(2)           1,296,758      8.10%
Dennis Stacy                                          40,000       *              40,000                      0         0%
Stateline, L.L.C.                                     10,000       *              10,000                      0         0%
Todd W. Stetson                                       20,000       *              20,000                      0         0%
George & Irene Stofan                                 10,000       *              10,000                      0         0%
George F. Stofan                                      65,222       *              65,222                      0         0%
Mark J. Stofan                                        10,000       *              10,000                      0         0%
Daniel T. Streitz                                     37,037       *              37,037                      0         0%
Douglas Stukel                                       434,482    2.67%            434,482(4)                   0         0%
Joseph Stukel                                         29,630       *              29,630                      0         0%
Scott Swanson                                         20,000       *              20,000                      0         0%
Ken Teague                                            20,000       *              20,000                      0         0%
Jeffrey A. Thompson                                  110,000       *             110,000                      0         0%
Timothy S. Tomasik                                    10,000       *              10,000                      0         0%
Dean A. Tomich                                        37,037       *              37,037                      0         0%
Trifinity Partners, Incorporated                      10,000       *              10,000                      0         0%
Glenn L. Udell                                        20,000       *              20,000                      0         0%
United Auto Insurance                                  5,000       *               5,000                      0         0%
Thomas Valone                                        170,000    1.06%            170,000                      0         0%
Edith Vander Hoeven                                   20,000       *              20,000                      0         0%
James Virva                                           14,815       *              14,815                      0         0%
Jack Wagner                                            3,500       *               3,500                      0         0%
Robert & Joyce Wesolowski                             40,000       *              40,000                      0         0%
Janet Wilhelmi                                        37,037       *              37,037                      0         0%

                                                                                                   SHARES TO BE
                                                                                                   BENEFICIALLY
                                                   SHARES BENEFICIALLY           SHARES                OWNED
                                                     OWNED PRIOR TO               BEING                AFTER
                                                      REGISTRATION             REGISTERED           OFFERING(1)
                                                   -------------------         ----------          -------------------------
SELLING SHAREHOLDERS                                Number     Percent                                 Number        Percent
                                                   ---------   -------                                 ------        -------
Lee Wiskowski                                        253,000    1.58%(5)         253,000(4)                   0         0%
WJB Chiltern Trust Company Limited                   666,667    4.17%            666,667                      0         0%
Jin Zhang                                            115,000       *             115,000                      0         0%
John P. Ziegler                                        7,408       *               7,408                      0         0%

*        Represents less than 1% of outstanding shares.

(1) Assumes all shares being registered would be sold; actual number to be sold, if any, is in the sole discretion of the holder in question.

(2) Represents shares purchasable at $1.35 pursuant to exercise of outstanding warrants, none of which have been exercised as of the date of this prospectus.

(3) Mr. Wiskowski, one of our directors, is the sole member of Grander, LLC.

(4) Includes 250,000 shares purchasable at $1.35 pursuant to exercise of outstanding warrants, none of which have been exercised as of the date of this prospectus.

(5) Mr. Wiskowski also is considered the beneficial owner of the 72,407 shares owned by Grander, LLC and therefore as of the date of this prospectus beneficially owns a total of 325,407 shares of our common stock, representing 2.00% of our outstanding common stock.

Of the selling shareholders listed in the above table, Messrs. Geras, Stukel and Wiskowski are members of our board of directors.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of: 25,000,000 shares of common stock, par value $.0001 per share, 16,000,454 of which shares were outstanding as of the date of this prospectus; and 5,000,000 shares of preferred stock, par value $.0001 per share, none of which were issued and outstanding as of the date of this prospectus.

COMMON STOCK

         Each share of common stock is entitled to one vote. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of common stock. Shareholders are entitled to receive such dividends as declared by our Board of Directors out of assets legally available for payment of dividends and to share ratably in our assets available upon liquidation.

         Our Articles of Incorporation do not provide for cumulative voting. Therefore, shareholders do not have the right to aggregate their votes for the election of directors and, accordingly, shareholders holding more than fifty percent of our outstanding common stock can elect all of the directors.

         Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock without designation, par value $.0001 per share. As of the date of this prospectus, there were no shares of preferred stock outstanding.

         Our Articles of Incorporation grant our Board of Directors the right to cause us to issue, from time to time, all or part of the shares of preferred stock remaining undesignated in one or more series, and to fix the number of shares of preferred stock and determine or alter for each series, the voting powers, and other designations, preferences, or relative, participating, optional or other special rights and the qualifications, limitations, or restrictions on those rights.

         Incentive Plan. We have established a long-term incentive plan to provide incentives to our employees and other persons providing assets or services to us, calling for the issuance of restricted stock, stock options and/or other equity-based compensation of up to 2,285,000 shares. It is expected that a substantial portion of the awards under the plan will be allocated to existing management and other persons assisting us in our endeavors.

WARRANTS

         As of the date of this prospectus, we had outstanding warrants to purchase 1,301,389 shares of our common stock, at an exercise price of $1.35 per share. The warrants were granted in connection with our issuance of bridge notes to investors in December 2003. See "Management's Discussion and Analysis or Plan of Operation - Plan of Operation." Included in the warrants to purchase 1,301,389 shares of our common stock, are warrants to purchase 662,500 shares that may be exercised on a cashless basis.

ANTI-TAKEOVER PROTECTIONS

         Various provisions in our Articles of Incorporation, our By-laws and in the Florida Business Corporation Act could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction involving us without approval of our Board of Directors, even if the transaction would be beneficial to our shareholders. These anti-takeover provisions make it less likely that a change in control will occur and tend to perpetuate existing management. Specifically, our Articles of Incorporation authorize our Board of Directors to issue a series of preferred stock without shareholder action, which could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire us. In addition to the Florida Business Combination Act, the Florida Control Share Acquisition Act may discourage, delay or prevent a change in control of our company.

         We intend to reincorporate in Delaware in the near future. Our proposed Delaware Certificate of Incorporation and provisions of the Delaware General Corporation law will have a similar anti-takeover effect as the provisions of our Articles of Incorporation and of Florida law described above.

TRANSFER AGENT

         We act as our own transfer agent.

                              PLAN OF DISTRIBUTION

         This prospectus, as appropriately amended or supplemented, may be used from time to time by the selling shareholders, or their assignees and transferees, to offer and sell the shares in transactions in which the selling shareholders and any broker - dealer through whom any of the shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We will not receive any of the proceeds from any of these sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares.

         As of the date of this prospectus, our common stock is not listed for trading on any exchange or automated quotation system, or in the over-the-counter market. However, we have initiated the process to have our shares eligible for quotation on the OTC Bulletin Board. We cannot guarantee that our common stock will trade in any market. In the event that a trading market for the shares develops, we anticipate that resales of the shares by the selling shareholders will be effected from time to time on the open market in ordinary brokerage transactions in such markets, or in private transactions. The shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The shares may be offered directly by the selling shareholders or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. may be engaged to act as one or more of the selling shareholders' agent in the sale of the shares by the selling shareholders and/or may acquire shares as principal. Member firms participating in such transactions as agent may receive commissions from the selling shareholders and, if they act as agent for the purchaser of such shares, from the purchaser. Commissions on these transactions are computed, in appropriate cases, in accordance with the applicable rates of the NASD, and may be negotiated rates where permissible. Sales of the shares by the member firm may be made on the Nasdaq SmallCap Market from time to time at prices related to prices then prevailing.

         Participating broker - dealers may agree with the selling shareholders to sell the specified number of shares at a stipulated price per share and, to the extent the broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker - dealer's commitment to the selling shareholders. Broker
- dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions in the market in which the common stock is traded, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

         Upon the selling shareholders' notifying us that a particular offer to sell the shares is made and a material arrangement has been entered into with a broker - dealer for the sale of shares, a supplement to this prospectus will be delivered together with this prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade, including: the number of shares involved; the price at which the shares were sold; any participating brokers, dealers, agents or member firm involved; any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the selling shareholders; and other facts material to the transaction.

         Shares may be sold directly by the selling shareholders or through agents designated by the selling shareholders from time to time. Unless otherwise indicated in the supplement to this prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

         The selling shareholders and any brokers, dealers, agents, member firm or others that participate with the selling shareholders in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any commissions or fees received by these persons and any profit on the resale of the shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

         The selling shareholders and any other person participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Securities Exchange Act of 1934 may limit the timing of purchases and sales of any of the shares by the selling shareholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the shares except that some of the selling shareholders are affiliated with broker-dealers through whom such selling shareholders expect to sell their shares. Sales through such affiliated broker-dealers will be done as ordinary broker transactions and not as a result of an underwriting arrangement. Selling shareholders who are affiliated with broker-dealers have represented that they have acquired their shares in the ordinary course of business and, at the time of acquisition of such shares, the selling shareholders had no agreements or understandings, directly or indirectly, with any person to distribute their shares.

         Under the Securities Exchange Act of 1934, and the regulations thereunder, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market-making activities with respect to the shares during the applicable "cooling off" period before the commencement of such distribution. In addition, and without limiting the above, the selling shareholders will be subject to applicable provisions of the Securities Act and the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, in connection with transactions in the shares. These provisions may limit the timing of purchases and sales of shares.

                                  LEGAL MATTERS

         Certain legal matters in connection with the offering, including the validity of the shares of common stock offered hereby will be passed on for us by Shefsky & Froelich Ltd. A shareholder of Shefsky & Froelich Ltd. owns approximately 2% of our outstanding shares.

                                     EXPERTS

         Our consolidated financial statements for the year ended December 31, 2003 included in this prospectus have been audited by Russell & Atkins, PLC, Independent Public Accountants, as set forth in its report with respect thereto and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

         We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted portions of this information as allowed by the rules and regulations of the Commission. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete. To gain a complete understanding of any these contracts or other documents, you should read the copies which are filed as exhibits to the registration statement.

         For further information regarding us and the securities we are offering, you may read the registration statement, including all amendments, and the exhibits and schedules which may be obtained from the Commission in Room 1024 of the Commission's main offices at 450 Fifth Street, N.W., Washington, DC 20549. You can inspect this material for free at the Commission's offices, and you can make copies of the material if you pay fees established by the Commission. The Commission's phone number is 1-800-SEC-0330 (1-800-732-0330).

         The Commission maintains a website that contains registration statements, reports, proxy material and other information regarding registrants that file electronically with the Commission. The address for the website is http: //www.sec.gov.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and furnish our shareholders annual reports containing financial statements audited by our independent accountants and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                    PAGE
                                                                                                    ----
CAPITAL GROWTH SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                                                   F-2

Balance Sheet as of December 31, 2003 and May 31, 2003                                               F-3

Statement of Operations for the transition period of June 1 through December 31, 2003, and, the years ended May 31, 2003 and 2002 and from September 29, 1999 (Inception) to December
31, 2003                                                                                             F-4

Statement of Changes in Stockholders' Equity from September 29, 1999 (Inception) to December
31, 2003                                                                                             F-5

Statement of Cash Flows for the transition period of June 1 through December 31, 2003, and, the years ended May 31, 2003 and 2002 and from September 29, 1999 (Inception) to December
31, 2003                                                                                             F-6

Notes to Consolidated Financial Statements                                                           F-7


                                                                                                    PAGE
                                                                                                    ----
NEXVU TECHNOLOGIES, LLC CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                                                  F-13

Balance Sheet as of December 31, 2003 and December 31, 2002                                         F-14

Statement of Operations and Members' Equity for the year ended December 31, 2003, and the
period ended December 31, 2002 and from February 28, 2002 (Inception) to December 31, 2003          F-16

Statement of Cash Flows for the year ended December 31, 2003, and the period ended December
31, 2002 and from February 28, 2002 (Inception) to December 31, 2003                                F-17

Notes to Consolidated Financial Statements                                                          F-19

                          CAPITAL GROWTH SYSTEMS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

Independent Auditors Report

To the Board of Directors of:
Capital Growth Systems, Inc..

         We have audited the accompanying balance sheets of Capital Growth Systems, Inc. (A Development Stage Company) as of December 31, 2003 and May 31, 2003, the related statements of operations and cash flows for the period then ended December 31, 2003, the years ended May 31, 2003 and May 31, 2002, and from inception (September 29, 1999) to December 31, 2003, and the changes in stockholders' equity from inception (September 29, 1999) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these consolidated financial statements based on our audits.

         We conduct our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Growth Systems, Inc. (A Development Stage Company) as of December 31, 2003 and May 31, 2003 and the results of its operations and cash flows for the period then ended December 31, 2003, the years ended May 31, 2003 and May 31, 2002, and from inception (September 29, 1999) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Russell & Atkins, PLC
-------------------------
Russell & Atkins, PLC


May 12, 2004

Oklahoma City, Oklahoma

CAPITAL GROWTH SYSTEMS, INC.
(A Development Stage Company)
BALANCE SHEET

                                                          DECEMBER 31,   MAY 31,
                                                              2003         2003
ASSETS

Current Assets
Cash                                                      $          -   $      -
                                                          ------------   --------

Total Current Assets                                                 -          -
                                                          ------------   --------

Other Assets
Incorporation costs                                                  -          -
                                                          ------------   --------

Total Other Assets                                                   -          -
                                                          ------------   --------

TOTAL ASSETS                                              $          -   $      -
                                                          ============   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                                          $     13,059   $ 11,361
Advance from shareholder                                        10,231     10,000
                                                          ------------   --------

TOTAL CURRENT LIABILITIES                                       23,290     21,361
                                                          ------------   --------

Stockholders' Equity
Common stock, authorized 25,000,000 shares,
 par value $ .0001, issued and outstanding
  - 1,170,000(May 31, 2003 - 931,500)                              117         93

Additional paid in capital                                      19,678      6,702
Deficit accumulated during the development stage               (43,085)   (28,156)
                                                          ------------   --------

Total Stockholders' Equity                                     (23,290)   (21,361)
                                                          ------------   --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $          -   $      -
                                                          ============   ========

The accompanying notes are an integral part of these financial Statements.

CAPITAL GROWTH SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

                                                                                        From
                                        PERIOD           YEAR           YEAR        Inception
                                         ENDED           ENDED          ENDED      (Sept 29, 1999)
                                      DECEMBER 31,        MAY            MAY       To DECEMBER 31,
                                          2003         31, 2003       31, 2002          2003
INCOME                                $          -   $          -   $          -   $             -
                                      ------------   ------------   ------------   ---------------

OPERATING EXPENSES
Professional Fees                           14,929         21,361          2,504            41,860
Amortization Expenses                            -              -              -                 -
Administrative Expenses                          -              1             60             1,225
                                      ------------   ------------   ------------   ---------------

Total Operating Expenses                    14,929         21,362          2,564            43,085
                                      ------------   ------------   ------------   ---------------

Net Loss from Operations              $    (14,929)  $    (21,362)  $     (2,564)  $       (43,085)
                                      ============   ============   ============   ===============

Weighted average number of
  shares outstanding                     1,032,918        931,500        931,500           945,466
                                      ============   ============   ============   ===============

Net Loss Per Share                    $       (.01)  $       (.02)  $      (.003)  $          (.05)
                                      ============   ============   ============   ===============

The accompanying notes are an integral part of these financial statements.

CAPITAL GROWTH SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
From September 29, 1999 (Inception) to December 31, 2003

                                                                                Deficit
                                                                              Accumulated
                                         Common Stock           Additional       During
                                 ---------------------------     Paid In      Development
                                    Shares         Amount        Capital         Stage          Total
                                 ------------   ------------   ------------   ------------   ------------
Issuance of common stock              931,500   $         93   $      4,722   $         --   $      4,815

Net loss for period                        --             --             --         (1,659)        (1,659)
                                 ------------   ------------   ------------   ------------   ------------

Balance, May 31, 2000                 931,500             93          4,722         (1,659)         3,156

Net loss for year                          --             --             --         (2,571)        (2,571)
                                 ------------   ------------   ------------   ------------   ------------

Balance, May 31, 2001                 931,500   $         93   $      4,722   $     (4,230)  $        585

Additional capital  contributed            --             --          1,980             --          1,980

Net loss for year                          --             --             --         (2,564)        (2,564)
                                 ------------   ------------   ------------   ------------   ------------

Balance, May 31, 2002                 931,500   $         93   $      6,702   $     (6,794)  $          1

Net loss for year                          --             --             --        (21,362)       (21,362)
                                 ------------   ------------   ------------   ------------   ------------
Balance, May 31, 2003                 931,500             93          6,702        (28,156)       (21,361)

Issuance of common stock              238,500             24         12,976             --         13,000

Net loss - Dec 31, 2003                    --             --             --        (14,929)       (14,929)
                                 ------------   ------------   ------------   ------------   ------------

Balance - December 31, 2003         1,170,000   $        117   $     19,678   $    (43,085)  $    (23,290)
                                 ============   ============   ============   ============   ============

The accompanying notes are an integral part of these financial statements.

CAPITAL GROWTH SYSTEMS, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

                                                                                From
                                         Period       YEAR       YEAR         Inception
                                         Ended        ENDED      ENDED      (Sept 29,1999)
                                      December 31,   MAY 31,     MAY 31,   To December 31,
                                          2003         2003       2002          2003
                                      ------------   --------   --------   ---------------
Cash Flows From Operating
  Activities
Net loss                              $    (14,929)  $(21,362)  $ (2,564)  $       (43,085)
Adjustments to reconcile net
 loss to net cash used
   operating activities:
 Stock issued for services                       -          -          -                 -
Changes in assets and
    liabilities
 Increase(decrease) in
    Accounts payable                         1,698     11,361       (490)           13,059
                                      ------------   --------   --------   ---------------
                                             1,698     11,361       (490)           13,059
                                      ------------   --------   --------   ---------------

Net Cash Used in Operating
   Activities                              (13,231)   (10,001)    (3,054)          (30,026)
                                      ------------   --------   --------   ---------------

Cash Flow From Financing
   Activities

Issuance of common stock                    13,000          -          -            17,815
Increase in Advance from
   Shareholder                                 231     10,000          -            10,231
Contributed capital                              -          -      1,980             1,980
                                      ------------   --------   --------   ---------------
Net Cash Provided By Financing
    Activities                              13,231     10,000      1,980            30,026
                                      ------------   --------   --------   ---------------
Increase(decrease) in Cash                       -         (1)    (1,074)                -

Cash and Cash Equivalents -
 Beginning of period                             -          1      1,075                 -
                                      ------------   --------   --------   ---------------

Cash and Cash Equivalents -
 End of period                        $          -   $      -   $      1   $             -
                                      ============   ========   ========   ===============
Supplemental Cash Flow
   Information
 Interest paid                        $          -   $      -   $      -   $             -
                                      ============   ========   ========   ===============
 Taxes paid                           $          -   $      -   $      -   $             -
                                      ============   ========   ========   ===============

The accompanying notes are an integral part of these financial statements.

CAPITAL GROWTH SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS AT DECEMBER 31, 2003

1.       ORGANIZATION AND BASIS OF PRESENTATION

         CAPITAL GROWTH SYSTEMS, INC. (the "Company") was organized in the State of Florida on September 29, 1999. The Company's intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business of an undetermined nature at this time.

         Development Stage Enterprise

         The Company has no revenues and has just commenced operations. The Company's activities are accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity(deficit) and cash flows disclose activity since the date of the Company's inception.

2.       SIGNIFICANT ACCOUNTING POLICIES

         Basis of Accounting

         These financial statements are presented on the accrual method of accounting in accordance with generally accepted accounting principles. Significant accounting principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position and cash flows, are summarized below.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

         Cash and Cash Equivalents

         The Company considers all highly liquid debt instruments and investments, purchased with an original maturity date of three months or less, to be cash equivalents.

         Income Taxes

         The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

         Net earnings (loss) per share

         Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings per Share. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, less shares subject to repurchase. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from this computation, as their effect is anti-dilutive.

         Fair Value of Financial Instruments

         The carrying amount of cash is considered to be representative of its fair value because of the short-term nature of this financial instrument.

         Recently Issued Accounting Standards

         On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Intangible Assets." SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS No. 142. The implementation of SFAS No. 141 and SFAS No. 142 will not have a material effect on the financial position or results of operations of the Company.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business.

         The Financial Accounting Standards Board has recently issued SFAS No. 133 as amended by SFAS 137 and 138, "Accounting for Derivative Instruments and Hedging Activities" established accounting and reporting standards for derivative instruments and related contracts and hedging activities. This statement is effective for all fiscal quarters and fiscal years beginning after June 15, 2000. The adoption of this pronouncement did not have a material effect on the Company's position or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs. SFAS NO. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. SFAS No 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amount recognized. SFAS NO. 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

         In November 2002, the FASB Interpretation No. 45 (FIN 45) "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that a liability be recorded in the guarantor's balance sheet upon issuance of certain guarantees. FIN 45 also requires disclosure about certain guarantees that an entity has issued. The Company has implemented the disclosure requirements required by FIN 45, which were effective for fiscal years ending after December 15, 2002. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002.

         In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure - an amendment of FASB Statement No. 123" (FAS 148). The statement amends SFAS 123 "Accounting for Stock Based Compensation:" (FAS 123) to provide alternative methods of voluntarily transition to the fair value based method of accounting for stock based employee compensation. FAS 148 also amends the disclosure requirement of FAS 123 to require disclosure of the method used to account for stock based employee compensation and the effect of the method on reported results in both annual and interim financial statements. The Company has no current intention to change its policy of accounting for stock-based compensation.

         In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities, and Interpretation of ARB No.51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficial of the entity if the equity investors in the entity do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning on or after June 15, 2003.

         On April 30, 2003 the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in Statement 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003.

         On May 15, 2003 the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. In addition to its requirements for the classification and measurement of financial instruments in its scope, Statement 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003.

         The Company believes that none of the recently issued accounting standards will have a material impact on the financial statements.

3.       GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2003, the Company had incurred cumulative losses of $43,085. The Company's successful transition from a development stage company to attaining profitable operations is dependent upon obtaining financing adequate to achieving a level of revenues adequate to support the Company's cost structure. Subsequent to the date of these financial statements the Company completed a merger with Nexvu Technologies, LLC and raised in excess of $7,500,000 pursuant to a common stock private placement. The resulting cash balances are expected to be more than sufficient to cover the cost of operations for the Company for 2004. See Note
5. Subsequent Events.

4.       INCOME TAXES

         There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

Deferred tax assets

         Net operating loss carry forwards                    $ 43,085
         Valuation allowance for deferred tax assets           (43,085)
                                                              --------

Net deferred tax assets                                       $      0
                                                              ========

         Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2003 the Company had net operating loss carry forwards of approximately $43,085 for federal and state income tax purposes. These carry forwards, if not utilized to offset taxable income begin to expire in 2016. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

5.       ISSUANCE OF COMMON STOCK

         On October 1, 2003, the Company entered into a Subscription Agreement with Grander, LLC, whereby Grander agreed to purchase 238,500 shares of common stock in consideration for Grander's funding of certain of the Company's operational requirements. The offering price of the shares purchased was $0.0545 per share. Total proceeds of this issuance were $13,000.

6.       SUBSEQUENT EVENTS

         On January 28, 2004, the Company merged with Nexvu Technologies, LLC ("Nexvu") an operating business. The merger was contingent upon the Company having raised a minimum of $2,000,000 of investor capital pursuant to a common stock private placement of $1.35 per share. As of April 15, 2004 an aggregate of $7,625,075 of gross proceeds from the private placement had been raised. In addition, at the merger closing, $550,000 of bridge loans to Nexvu were converted into additional shares of the Company's common stock at approximately $0.95 per share and one additional $25,000 subscription was accepted shortly thereafter at such pricing. In connection with the merger, an aggregate of 8,558,500 shares of the Company's common stock were issued to the members of Nexvu and Nexvu became a wholly owned subsidiary of Capital Growth Systems, Inc. The Company's cash balances as of March 1, 2004 are expected to be more than sufficient to cover the cost of operations for 2004.

                             NEXVU TECHNOLOGIES, LLC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2003

INDEPENDENT AUDITORS' REPORT

To the Board of Members of
Nexvu Technologies, LLC

         We have audited the accompanying balance sheets of Nexvu Technologies, LLC (a Development Stage Enterprise) as of December 31, 2002 and 2003 and the related statements of operations and stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Nexvu Technologies, LLC (a Development Stage Enterprise) as of December 31, 2002 and 2003 and the results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Russell & Atkins, PLC
-------------------------
Russell & Atkins, PLC


May 12, 2004

Oklahoma City, Oklahoma

NEXVU TECHNOLOGIES, LLC
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
DECEMBER 31, 2002 AND 2003

                                                          2003         2002
------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS

Cash                                                   $  616,880   $        -

Accounts receivable                                        61,270        9,590

Prepaid expenses                                           51,837            -
------------------------------------------------------------------------------

Total Current Assets                                      729,987        9,590
------------------------------------------------------------------------------

FIXED ASSETS - net of accumulated depreciation            136,341      179,777
------------------------------------------------------------------------------

OTHER ASSETS

Software licensing fee                                    300,000      300,000

Organization costs - net of accumulated amortization            -        3,371
------------------------------------------------------------------------------

Total Other Assets                                        300,000      303,371
------------------------------------------------------------------------------

TOTAL ASSETS                                           $1,166,328   $  492,738
------------------------------------------------------------------------------

NEXVU TECHNOLOGIES, LLC
(A DEVELOPMENT STAGE ENTERPRISE)
BALANCE SHEET
DECEMBER 31, 2002 AND 2003

                                            2003          2002
------------------------------------------------------------------
LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES

Accounts payable                        $    160,971  $    219,519
------------------------------------------------------------------

Total Current Liabilities                    160,971       219,519

LONG-TERM

Loans payable                                735,000     1,400,136
------------------------------------------------------------------

Total Liabilities                            895,971     1,619,655
------------------------------------------------------------------

MEMBERS' EQUITY(DEFICIT)                     270,357    (1,126,917)
------------------------------------------------------------------

Total Liabilities and Members' Equity      1,166,328       492,738
------------------------------------------------------------------

NEXVU TECHNOLOGIES, LLC
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF OPERATIONS AND MEMBERS' EQUITY (DEFICIT)

                                                                      FROM
                                                                    INCEPTION,
                                                                     FEBRUARY
                                           YEAR         PERIOD       28, 2002
                                          ENDED         ENDED           TO
                                         DECEMBER      DECEMBER      DECEMBER
                                         31, 2003      31, 2002      31, 2003
------------------------------------------------------------------------------
REVENUE                                     59,027             -        59,027
------------------------------------------------------------------------------

OPERATING EXPENSES

Consulting fees                            134,883        47,452       182,335

Depreciation and amortization               84,395        39,075       123,470

Employee benefits                          101,460        52,983       154,443

General and administrative                  84,466        70,787       155,253

Loan interest                              145,624             -       145,624

Professional fees                          127,160        17,388       144,548

Rent and occupancy costs                   127,602        42,118       169,720

Research and development expenditures      132,613             -       132,613

Salaries                                 1,654,513       829,020     2,483,533

Travel, entertainment and promotion        103,944        28,094       132,038
------------------------------------------------------------------------------

TOTAL EXPENSES                           2,696,660     1,126,917     3,823,577
------------------------------------------------------------------------------

NET INCOME (LOSS)                       (2,637,633)   (1,126,917)   (3,764,550)

MEMBERS' EQUITY (DEFICIT), BEGINNING    (1,126,917)            -             -

CONTRIBUTIONS - CASH                     1,825,000                   1,825,000

CONTRIBUTIONS - LOAN CONVERSIONS         2,209,907                   2,209,907
------------------------------------------------------------------------------

MEMBERS' EQUITY (DEFICIT), ENDING          270,357    (1,126,917)      270,357
------------------------------------------------------------------------------

NEXVU TECHNOLOGIES, LLC
(A DEVELOPMENT STAGE ENTERPRISE)
STATEMENT OF CASH FLOWS

                                                                                          FROM
                                                                                        INCEPTION
                                                                                        FEBRUARY
                                                            YEAR          PERIOD        28, 2002
                                                           ENDED           ENDED           TO
                                                          DECEMBER       DECEMBER       DECEMBER
                                                          31, 2003       31, 2002       31, 2003
--------------------------------------------------------------------------------------------------
CASH FLOW FROM OPERATING ACTIVITIES

NET LOSS                                                $ (2,637,633)  $ (1,126,917)  $ (3,764,550)
Adjustments to reconcile net loss to net cash
 used in operating activities

Depreciation and amortization                                 84,395         39,075        122,796

Write off of organization costs                                3,371              -              -

Changes in assets and liabilities

 Increase in accounts receivable                             (51,680)        (9,590)       (61,270)

 Increase in prepaid expenses and sundry                     (51,837)             -        (51,837)

 Increase(decrease) in accounts payable                      (58,548)       219,519        158,409
--------------------------------------------------------------------------------------------------

                                                             (74,299)       249,004        168,098
--------------------------------------------------------------------------------------------------

Net Cash Used in Operating Activities                     (2,711,932)      (877,913)    (3,596,452)
--------------------------------------------------------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES

 Loans payable - net                                       1,544,770      1,400,136      2,944,906

 Contributions by members - net of repayments              1,825,000              -      1,825,000
--------------------------------------------------------------------------------------------------

Net Cash Provided By Financing Activities                  3,369,770      1,400,136      4,769,906
--------------------------------------------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES

  Purchase of fixed assets                                   (40,958)      (218,178)      (259,136)

  Purchase of other assets                                         -       (304,045)      (300,000)
--------------------------------------------------------------------------------------------------

Net Cash Used In  Investing Activities                       (40,958)      (522,223)      (559,136)
--------------------------------------------------------------------------------------------------

Increase in Cash                                             616,880              -        614,318

Cash and Cash Equivalents - Beginning of Period                    -              -              -
--------------------------------------------------------------------------------------------------

Cash and Cash Equivalents - End of period               $    616,880   $          -   $    614,318
--------------------------------------------------------------------------------------------------

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest                                  $    107,175   $          -   $    107,175
                                                        ------------------------------------------
Cash paid for income taxes                              $          -   $          -   $          -
                                                        ------------------------------------------
NONCASH INVESTING AND FINANCING ACTIVITIES:

Contributions by members through conversions of loans   $  2,209,907   $          -   $  2,209,907
                                                        ------------------------------------------

                             NEXVU TECHNOLOGIES, LLC
                         A DEVELOPMENT STAGE ENTERPRISE
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2003

NOTE 1 - Organization and Basis of Presentation

Nexvu Technologies, LLC, (the "Company") was organized as a Delaware limited liability company on February 28, 2002 under the name of Siegler Technology Development, LLC. The Company was formed to develop and market software and hardware products and solutions for communication networks. The Company changed its name to "Nexvu, LLC" on January 29, 2003, and to "Nexvu Technologies, LLC" on October 22, 2003.

NOTE  2 - Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers those short-term, highly liquid investments with original maturities of three months or less as cash and cash equivalents.

Property and Equipment

The Company capitalizes property and equipment in excess of $500. All property and equipment are stated at cost. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation is computed over the estimated useful lives of the assets generally as follows:

Computers, Equipment & Furniture            5 to 7 years
Computer Software                           3 years

Software Licensing Fee

The Company accounts for its software license in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, effective October 1, 2001. The Company also reviews its long-lived assets for impairments. Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. The Company recognized no impairment loss at December 31, 2002 and 2003.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, prepaid expenses and accounts payable are considered representative of their respective fair values because of the short-term nature of these financial instruments.

Revenue Recognition

The Company has not generated any significant revenues through December 31, 2003. Revenues, if any, will be recognized when the price is reasonably determinable, the product or service has been delivered and collection of the sales price is reasonably assured.

Income Taxes

The Company is organized as a limited liability company. All profits or losses or benefits derived are the responsibility of the members. Neither income taxes nor the benefits relating to net losses are reflected in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recently Issued Accounting Pronouncements

SFAS No. 149 "Amendment of Statement 133 on derivative instruments and hedging activities". This statement amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, "Accounting for derivative instruments and hedging activities".

SFAS No. 150 "Accounting for certain financial instruments with characteristics of both liabilities and equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

The Company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

NOTE 3 - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2003, the Company had incurred cumulative losses of $3,764,550. The Company's successful transition from a development stage company to attaining profitable operations is dependent upon obtaining financing adequate to achieving a level of revenues adequate to support the Company's cost structure. Subsequent to the date of these financial statements the Company has received a total of $7,625,075 in gross proceeds from a private placement offering and an additional $550,000 in bridge loans have been converted into common stock. See Note 9, Subsequent Events.

NOTE 4 - Software License Agreement

On August 31, 2003, the Company entered into a software licensing agreement with a third party company to acquire a non-exclusive license for the worldwide rights to market and distribute the proprietary software. The term of the agreement is for five years with provision for annual renewals thereafter. The cost of the software licensing fee was $300,000 with annual upgrade and maintenance charges of $30,000. The agreement also calls for minimum annual royalty payments totaling $500,000 over the first five year period following customer shipment, payable quarterly as follows:

Year 1            $  50,000
Year 2               75,000
Year 3              100,000
Year 4              125,000
Year 5              150,000

If in any year the calculation of the royalty fee is greater than the minimum, this excess will reduce the final amount due in the fifth year.

NOTE 5 - Commitments

In July, 2002, the Company entered into a three year operating lease agreement for office space. Minimum rentals, on an annual basis, are as follows:

2004              $76,265
2005               78,220

NOTE 6 - Notes Payable

Notes payable to members, unsecured, interest at 8%,
convertible to equity according to the terms of the Loan
Conversion Agreement                                         $ 625,000

Note payable to bank, secured by certain personal assets
of a member and all assets of the Company, interest at 9%,
interest only due monthly, principal due March 31, 2004        110,000
                                                             ---------
Total Notes Payable                                          $ 735,000
                                                             =========

NOTE 7 - Property and Equipment

Property and equipment at December 31, 2003 consists of the following:

Furniture and fixtures                      $ 89,375
Software                                      19,408
Computer equipment                           128,491
Office equipment                               3,629
Telephone equipment                           18,236
                                            --------
                                             259,139
Less: Accumulated depreciation              (122,798)
                                            --------

                                            $136,341
                                            ========

NOTE 8 - Related Parties

On December 1, 2003, the Company entered into an agreement for business and financial advisory services to be provided by an entity controlled by one of the Company's directors. Fees for these services total $765,000.

NOTE 9 - Subsequent Events

On January 28, 2004, the Company merged with a wholly owned subsidiary of Capital Growth Systems, Inc. ("CGSI"), a Florida "shell" corporation formed for the purpose of acquiring an operating business. The Company has become the sole operating business of CGSI. The merger was contingent upon CGSI having raised a minimum of $2,000,000 of investor capital pursuant to a common stock private placement at $1.35 per share. As of April 15, 2004 an aggregate of $7,625,075 of gross proceeds from the private placement had been raised. In addition, at the merger closing the $550,000 of bridge loans to the Company were converted into additional common stock of CGSI at approximately $0.95 per share and one additional $25,000 subscription was accepted shortly thereafter at such pricing. In connection with the merger, an aggregate of 8,558,500 shares of common stock of CGSI were issued to the members of the Company and the Company became a wholly owned subsidiary of CGSI, with CGSI serving as its sole manager. Following the merger the Company will be treated as a disregarded entity for state and federal income tax purposes. The cash balances of CGSI as of March 1, 2004 are expected to be more than sufficient to cover the cost of operations of the Company for 2004.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING THAT IS NOT CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO.

                                                                                                                   PAGE
FORWARD-LOOKING STATEMENTS.......................................................................................    1
SUMMARY..........................................................................................................    1
RISK FACTORS.....................................................................................................    3
USE OF PROCEEDS..................................................................................................    8
BUSINESS.........................................................................................................    8
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................   16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................   16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................   17
INFORMATION REGARDING OUR BOARD OF DIRECTORS.....................................................................   19
EXECUTIVE COMPENSATION AND RELATED INFORMATION...................................................................   21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................   22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................   24
SHARES TO BE ISSUED IN CONNECTION WITH THE EXERCISE OF WARRANTS..................................................   24
SHARES AVAILABLE FOR FUTURE SALE.................................................................................   25
SELLING SHAREHOLDERS.............................................................................................   26
DESCRIPTION OF SECURITIES........................................................................................   29
PLAN OF DISTRIBUTION.............................................................................................   31
LEGAL MATTERS....................................................................................................   32
EXPERTS..........................................................................................................   33
WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US...............................................................   33

                          CAPITAL GROWTH SYSTEMS, INC.

                                   PROSPECTUS

                                 MAY ____, 2004

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0850 of the Florida Business Corporation Act authorizes indemnification of our directors, officers, employees and agents, allows the advancement of costs of defending against litigation and permits us to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances we would have the power to indemnify against these liabilities under the provisions of the statute.

         Our By-Laws provides for indemnification of our officers and directors to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act. We are in the midst of discussions which we believe will result in our obtaining directors and officers insurance covering our executive officers and directors; however, we cannot guarantee that we will obtain this insurance.

         We intend to reincorporate in Delaware in the near future. Our proposed Delaware Certificate of Incorporation and provisions of the Delaware General Corporation law will have a similar indemnification effect as the provisions of our By-Laws and of Florida law described above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a schedule of the estimated expenses to be incurred by us in connection with the issuance and sale of the securities being registered hereby:

Registration Fee.................................................................................      $   256.92

Blue Sky Fees and Expenses.......................................................................           5,000*

Accounting Fees and Expenses.....................................................................           5,000*

Legal Fees and Expenses..........................................................................           50,000

Printing Expenses................................................................................          10,000*

Transfer Agent and Registrar Fees................................................................           2,000*

Miscellaneous....................................................................................           5,000*

Total............................................................................................      $77,256.92*
                                                                                                       ==========

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On October 1, 2003, we entered into a Subscription Agreement with Grander, LLC, d/b/a Capital Strategies Group, an Illinois limited liability company under which Grander agreed to purchase 238,500 shares of our common stock in consideration for Grander's funding of certain of our operational requirements. The offering price of the shares purchased was $13,000, for a purchase price of $0.054 per share of our common stock. Mr. Lee Wiskowski, a director of ours, is the sole member of Grander. In connection with the issuance to Grander we relied upon the exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended.

         On January 28, 2004, we issued a total of 8,558,500 shares of our common stock in connection with a merger between Nexvu Merger Technologies, L.L.C. into our wholly-owned subsidiary, Nexvu Mergersub, L.L.C. These issuances were made in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act.

         In addition, under a loan conversion agreement, we issued: 577,500 shares of common stock, the amount necessary for the conversion of bridge loans funded by Nexvu members and outstanding prior to the merger, into shares of our common stock at $0.9523809 per share, or approximately $550,000 in total; and warrants expiring December 31, 2006 to purchase common stock at $1.35 per share based upon 50% warrant coverage with respect to all bridge loans funded, for a total of 288,750 warrants. We further sold 26,250 shares to an accredited individual at the same price at which the bridge loans were converted. This individual did not receive warrants to purchase common stock. These issuances were made in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act.

         Between December 2003 and April 2004, we raised a total of $7,652,075 in an offering of 5,668,204 shares of our common stock. This offering was made in reliance upon the exemption from registration available under Section 4(2) of the Securities Act and on Rule 506 of Regulation D.

ITEM 27. EXHIBITS


                               INDEX OF EXHIBITS


EXHIBIT NO.

2.1 Agreement and Plan of Merger Agreement by and among Capital Growth Systems, Inc., Nexvu MergerSub, LLC, and Nexvu Technologies, L.L.C. dated January 28, 2004 (Incorporated by reference to Exhibit 10.1 to our current report on Form 8-K dated February 11, 2004)

3.1 Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 10-SB filed with the Commission on June 20, 2000)

3.2 By-Laws (Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 10-SB filed with the Commission on June 20, 2000)

4.1 Registration Rights Agreement by and among Capital Growth Systems, Inc. and certain shareholders of the Company dated as of December 16, 2003 (Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated February 11, 2004)

4.2 Form of Warrant to Purchase common stock of Capital Growth Systems, Inc. for bridge lenders (Incorporated by reference to Exhibit 4.2 to our report on Form 10-KSB dated May 5, 2004)

4.3 Form of Warrant to Purchase common stock of Capital Growth Systems, Inc. issued in connection with Advisory Service Agreements dated March 31, 2004 (Incorporated by reference to Exhibit 4.3 to our report on Form 10-KSB dated May 5, 2004)

4.4 Form of Warrant to Purchase common stock of Capital Growth Systems, Inc. for selling shareholder (Incorporated by reference to Exhibit 4.4 to our report on Form 10-KSB dated May 5, 2004)

4.5 2003 Long-Term Incentive Plan (Incorporated by reference to Exhibit 4.5 to our report on Form 10-KSB dated May 5, 2004)

5.1 Opinion of Shefsky & Froelich Ltd. regarding legality (Incorporated by reference to Exhibit 5.1 to our Registration Statement on Form SB-2 dated May 6, 2004)

10.1 Loan Conversion Agreement by and among Nexvu Technologies, L.L.C., Robert T. Geras, Balkin Family L.P., Carl Greer Trust, David J. Lies, Linda M. Lies and Karen Jaimovich dated as of December 31, 2003 (Incorporated by reference to Exhibit 10.2 to our current report on Form 8-K dated February 11, 2004)

10.2 Indemnification Agreement by and among Capital Growth Systems, Inc., Nexvu Technologies, L.L.C., Rory Herriman, Douglas Stukel and Lee Wiskowski dated as of January 28, 2004 (Incorporated by reference to Exhibit 10.4 to our current report on Form 8-K dated February 11, 2004)

10.3 Second Amended and Restated Operating Agreement of Nexvu Technologies, LLC (Incorporated by reference to Exhibit 10.3 to our report on Form 10-KSB dated May 5, 2004)

ITEM 28. UNDERTAKINGS

(a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 1 to registrant's registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Schaumburg, State of Illinois, on May 13, 2004.


                                    CAPITAL GROWTH SYSTEMS, INC.
                                    (REGISTRANT)

                                    By: /s/ Scott Allen
                                        ------------------------------------
                                        Scott Allen, Chief Executive Officer

                               INDEX OF EXHIBITS


EXHIBIT NO.

2.1 Agreement and Plan of Merger Agreement by and among Capital Growth Systems, Inc., Nexvu MergerSub, LLC, and Nexvu Technologies, L.L.C. dated January 28, 2004 (Incorporated by reference to Exhibit 10.1 to our current report on Form 8-K dated February 11, 2004)

3.1 Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 10-SB filed with the Commission on June 20, 2000)

3.2 By-Laws (Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form 10-SB filed with the Commission on June 20, 2000)

4.1 Registration Rights Agreement by and among Capital Growth Systems, Inc. and certain shareholders of the Company dated as of December 16, 2003 (Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated February 11, 2004)

4.2 Form of Warrant to Purchase common stock of Capital Growth Systems, Inc. for bridge lenders (Incorporated by reference to Exhibit 4.2 to our report on Form 10-KSB dated May 5, 2004)

4.3 Form of Warrant to Purchase common stock of Capital Growth Systems, Inc. issued in connection with Advisory Service Agreements dated March 31, 2004 (Incorporated by reference to Exhibit 4.3 to our report on Form 10-KSB dated May 5, 2004)

4.4 Form of Warrant to Purchase common stock of Capital Growth Systems, Inc. for selling shareholder (Incorporated by reference to Exhibit 4.4 to our report on Form 10-KSB dated May 5, 2004)

4.5 2003 Long-Term Incentive Plan (Incorporated by reference to Exhibit 4.5 to our report on Form 10-KSB dated May 5, 2004)

5.1 Opinion of Shefsky & Froelich Ltd. regarding legality (Incorporated by reference to Exhibit 5.1 to our Registration Statement on Form SB-2 dated May 6, 2004)

10.1 Loan Conversion Agreement by and among Nexvu Technologies, L.L.C., Robert T. Geras, Balkin Family L.P., Carl Greer Trust, David J. Lies, Linda M. Lies and Karen Jaimovich dated as of December 31, 2003 (Incorporated by reference to Exhibit 10.2 to our current report on Form 8-K dated February 11, 2004)

10.2 Indemnification Agreement by and among Capital Growth Systems, Inc., Nexvu Technologies, L.L.C., Rory Herriman, Douglas Stukel and Lee Wiskowski dated as of January 28, 2004 (Incorporated by reference to Exhibit 10.4 to our current report on Form 8-K dated February 11, 2004)

10.3 Second Amended and Restated Operating Agreement of Nexvu Technologies, LLC (Incorporated by reference to Exhibit 10.3 to our report on Form 10-KSB dated May 5, 2004)

10.4 Advisory Services Agreement dated March 31, 2004 by and between Capital Growth Systems, Inc. and Lee Wiskowski (Incorporated by reference to
         Exhibit 10.4 to our report on Form 10-KSB dated May 5, 2004)

10.5 Advisory Services Agreement dated March 31, 2004 by and between Capital Growth Systems, Inc. and Douglas Stukel (Incorporated by reference to
         Exhibit 10.5 to our report on Form 10-KSB dated May 5, 2004)

10.6 Employment Agreement dated April 26, 2004 by and between Capital Growth Systems, Inc. and Scott Allen (Incorporated by reference to Exhibit
         10.6 to our report on Form 10-KSB dated May 5, 2004)

10.7 Employment Agreement dated April 26, 2004 by and between Capital Growth Systems, Inc. and Rory Herriman (Incorporated by reference to Exhibit
         10.7 to our report on Form 10-KSB dated May 5, 2004).

 16.1 Letter from Salberg & Co., P.A. dated April 30, 2004 regarding Change in Auditors (Incorporated by reference to Exhibit 16.1 to our current report on Form 8-K filed with the Commission on May 3, 2004).

16.2 Letter from Salberg & Co., P.A. dated May 12, 2004 regarding Change in Auditors (Incorporated by reference to Exhibit 16.1 to our current report on Form 8-K filed with the Commission on May 13, 2004)

21.1 List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to our report on Form 10-KSB dated May 5, 2004)

23.1 Consent of Russell & Atkins, PLC (Replaces Exhibit 23.1 to our registration statement on Form SB-2 dated May 6, 2004)

23.2     Consent of Shefsky & Froelich Ltd. (Included in Exhibit No. 5.1 above)

24.1 Power of Attorney (included as part of the signature page of this registration statement on Form SB-2 dated May 6, 2004)